                                                                     EXHIBIT 2.2




                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             J.D. EDWARDS & COMPANY,

                         HORNET ACQUISITION CORPORATION,

                                YOUCENTRIC, INC.

                                       AND

                                   LAURA WITT

                          AS STOCKHOLDER REPRESENTATIVE















                           DATED AS OF AUGUST 14, 2001

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
ARTICLE I THE MERGER..................................................................................................2

         1.1      The Merger..........................................................................................2
         1.2      Effective Time......................................................................................2
         1.3      Effect of the Merger................................................................................2
         1.4      Certificate of Incorporation; Bylaws of Surviving Corporation.......................................3
         1.5      Directors and Officers of the Surviving Corporation.................................................3
         1.6      Effect of Merger on the Capital Stock of the Constituent Corporations...............................3
         1.7      Dissenting Shares..................................................................................10
         1.8      Exchange Procedures; Surrender of Certificates.....................................................11
         1.9      No Further Ownership Rights in Company Capital Stock...............................................12
         1.10     Lost, Stolen or Destroyed Certificates.............................................................12
         1.11     Tax and Accounting Consequences....................................................................13
         1.12     Taking of Necessary Action; Further Action.........................................................13

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................................13

         2.1      Organization of the Company........................................................................13
         2.2      Company Capital Structure..........................................................................13
         2.3      Subsidiaries.......................................................................................14
         2.4      Authority..........................................................................................15
         2.5      No Conflict........................................................................................15
         2.6      Consents...........................................................................................15
         2.7      Company Financial Statements.......................................................................16
         2.8      No Undisclosed Liabilities.........................................................................16
         2.9      No Changes.........................................................................................17
         2.10     Tax and Other Returns and Reports..................................................................19
         2.11     Restrictions on Business Activities................................................................21
         2.12     Title to Properties; Absence of Liens and Encumbrances.............................................22
         2.13     Intellectual Property..............................................................................23
         2.14     Agreements, Contracts and Commitments..............................................................29
         2.15     Interested Party Transactions......................................................................31
         2.16     Compliance with Laws...............................................................................31
         2.17     Litigation.........................................................................................31
         2.18     Insurance..........................................................................................31
         2.19     Notice of Fairness Hearing.........................................................................31
         2.20     Registration Statement.............................................................................32
         2.21     Company SEC Documents..............................................................................32
         2.22     Accounts Receivable................................................................................32
         2.23     Minute Books.......................................................................................32
         2.24     Environmental Matters..............................................................................32

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                   PAGE
                                                                                                                   ----
         2.25     Brokers' and Finders' Fees; Third Party Expenses...................................................33
         2.26     Employee Matters and Benefit Plans.................................................................34
         2.27     Employees..........................................................................................38
         2.28     Governmental Authorization.........................................................................38
         2.29     Complete Copy of Materials.........................................................................39
         2.30     Representations Complete...........................................................................39

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..................................................39

         3.1      Organization, Standing and Power...................................................................39
         3.2      Authority..........................................................................................39
         3.3      Parent Common Stock................................................................................39
         3.4      SEC Filings; Parent Financial Statements...........................................................40
         3.5      No Conflict........................................................................................40
         3.6      Consents...........................................................................................40
         3.7      Notice of Fairness Hearing.........................................................................41
         3.8      Registration Statement.............................................................................41
         3.9      Operations of Merger Sub...........................................................................41
         3.10     Tax Matters........................................................................................41
         3.11     Absence of Certain Changes or Events...............................................................41

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.......................................................................41

         4.1      Conduct of Business of the Company.................................................................41
         4.2      No Solicitation....................................................................................44

ARTICLE V ADDITIONAL AGREEMENTS......................................................................................45

         5.1      Exemption from Registration or Registration Statement..............................................45
         5.2      Meetings of Stockholders...........................................................................46
         5.3      Access to Information..............................................................................47
         5.4      Confidentiality....................................................................................48
         5.5      Expenses...........................................................................................48
         5.6      Public Disclosure..................................................................................48
         5.7      Consents...........................................................................................48
         5.8      FIRPTA Compliance..................................................................................48
         5.9      Tax Matters........................................................................................48
         5.10     Reasonable Efforts.................................................................................48
         5.11     Notification of Certain Matters....................................................................49
         5.12     Additional Documents and Further Assurances........................................................49
         5.13     Company's Auditors.................................................................................49
         5.14     New Employment Arrangements........................................................................49

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                   PAGE
                                                                                                                   ----
         5.15     Voting Agreement...................................................................................50
         5.16     Stockholder Agreements.............................................................................50
         5.17     Termination of 401(k) Plan.........................................................................50
         5.18     Termination of Agreements..........................................................................51
         5.19     Spreadsheet........................................................................................51
         5.20     Officers and Directors.............................................................................51
         5.21     S-8 Registration Statement.........................................................................52
         5.22     Nasdaq National Market Listing.....................................................................52
         5.23     Certain Litigation.................................................................................52
         5.24     Termination of Certain Company Options.............................................................52

ARTICLE VI CONDITIONS TO THE MERGER..................................................................................52

         6.1      Conditions to Obligations of Each Party to Effect the Merger.......................................52
         6.2      Additional Conditions to Obligations of the Company................................................54
         6.3      Additional Conditions to the Obligations of Parent and Merger Sub..................................54

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW.......................................................57

         7.1      Survival of Representations and Warranties.........................................................57
         7.2      Escrow Arrangements................................................................................57

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER.......................................................................65

         8.1      Termination........................................................................................65
         8.2      Effect of Termination..............................................................................66
         8.3      Amendment..........................................................................................66
         8.4      Extension; Waiver..................................................................................67

ARTICLE IX GENERAL PROVISIONS........................................................................................67

         9.1      Notices............................................................................................67
         9.2      Interpretation.....................................................................................68
         9.3      Counterparts.......................................................................................70
         9.4      Entire Agreement...................................................................................70
         9.5      Severability.......................................................................................70
         9.6      Other Remedies.....................................................................................70
         9.7      Specific Performance...............................................................................70
         9.8      Governing Law......................................................................................70
         9.9      Rules of Construction..............................................................................71
         9.10     Assignment.........................................................................................71
         9.11     Absence of Third Party Beneficiary Rights..........................................................71
         9.12     Attorneys' Fees....................................................................................71
         9.13     Waiver of Jury Trial...............................................................................71

                         INDEX OF EXHIBITS AND SCHEDULES


      EXHIBIT                      DESCRIPTION
      -------                      -----------
     Exhibit A        Form of Voting Agreement
     Exhibit B        Form of Employment and Noncompetition Agreement
     Exhibit C        Form of Legal Opinion of Counsel to Parent and Merger Sub
     Exhibit D        Form of Legal Opinion of Counsel to the Company
     Exhibit E        Form of Stockholder Agreement


      SCHEDULE                     DESCRIPTION
      --------                     -----------
     1.6(b)                    Calculation of Exchange Ratios
     1.6(g)                    Stock Certificate Legends
     2.1                       Required Foreign Qualifications Not Obtained
     2.2(a)                    Capital Structure
     2.2(b)                    Options and Warrants
     2.3                       Subsidiaries and Related Capital Structure
     2.5                       Conflicting Agreements
     2.6                       Required Consents
     2.7                       Financials
     2.8                       Liabilities Not On Current Balance Sheet
     2.9                       Certain Changes
     2.10                      Taxes
     2.11                      Restrictions on Business Activities
     2.12(a)                   Description of Leased Properties
     2.12(b)                   Real Property Leases
     2.12(d)                   Permitted Liens
     2.12(e)                   Equipment
     2.13(b)                   Company Products
     2.13(c)                   Intellectual Property Rights
     2.13(d)                   Claims Against Intellectual Property Rights
     2.13(f)                   Invalid Intellectual Property
     2.13(i)                   Intellectual Property Rights
     2.13(j)                   Third Party Intellectual Property Rights
     2.13(l)                   Intellectual Property Rights
     2.13(m)                   Intellectual Property Rights Developed by Third Parties
     2.13(n)                   Company Intellectual Property
     2.13(p)                   Third Party Software
     2.13(t)                   Intellectual Property Rights Acquired from Third Parties
     2.13(u)                   Material Intellectual Property Agreements
     2.13(v)                   Disputed Contractual Obligations

     2.13(x)                   Intellectual Property Confidentiality Agreements
     2.13(y)                   Agreements Imposing Certain Restrictions
     2.14(a)                   Certain Obligations
     2.14(b)                   Top 15 Customers
     2.14(c)                   Agreements Not in Full Force and Effect
     2.15                      Interested Party Transactions
     2.17                      Litigation
     2.22(a)                   Accounts Receivable
     2.22(b)                   Doubtful Accounts Receivable
     2.25                      Brokers Fees
     2.26(b)                   Benefits Plans
     2.26(d)                   Compliance
     2.26(g)                   Post Employment Obligations
     2.26(i)(i)                Effect of Transaction
     2.26(i)(ii)               Section 280(G) Disclosure
     2.26(k)                   Labor Disputes
     2.27                      Employees
     4.1                       Scheduled Items Regarding Conduct of Business
     5.3                       Disqualified Individuals
     5.15                      Key Employees
     5.16                      Voting Agreements
     5.17                      Rule 145 Affiliates
     5.22                      Officer and Director Indemnity
     6.3(c)                    Consents Required for Closing
     6.3(e)                    Agreements to be Terminated
     6.3(f)                    Liens to be Terminated
     6.3(h)                    Identified Employees
     7.2(b)                    Agreements for which Threshold Amount is Inapplicable

                      AGREEMENT AND PLAN OF REORGANIZATION


         This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of August 14, 2001 by and among J.D. Edwards & Company, a Delaware corporation ("PARENT"), Hornet Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), YOUcentric, Inc., a Delaware corporation (the "COMPANY"), and Laura Witt as stockholder representative (the "STOCKHOLDER REPRESENTATIVE").

                                    RECITALS

         A. The Boards of Directors of each of Parent, the Company and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of the Company with and into Merger Sub (the "MERGER") and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

         B. Pursuant to the Merger, among other things, (i) all of the capital stock of the Company that is issued and outstanding immediately prior to the Effective Time (the "COMPANY CAPITAL STOCK") shall be converted into the right to receive the consideration set forth herein and (ii) certain outstanding options to purchase Common Stock of the Company shall be assumed by Parent.

         C. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

         D. As a condition and further inducement to Parent to enter into this Agreement, certain stockholders of the Company have agreed to enter into a Voting Agreement in the form attached hereto as Exhibit A (the "VOTING Agreement"), certain key employees of the Company have agreed to enter into Employment and Non-Competition Agreements substantially in the form attached hereto as Exhibit B (the "EMPLOYMENT AND NON-COMPETITION AGREEMENTS"), and certain stockholders of the Company have agreed to enter into Stockholder Agreements substantially in the form attached hereto as Exhibit E (the "STOCKHOLDER AGREEMENTS").

         E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

         F. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the mutual agreements, covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger

                  (a) Surviving Corporation. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW"), the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

                  (b) Change of Structure. Subject to the provisions of this
Section 1.1(b), Parent may, at its election, acquire the Company through a merger of Merger Sub with and into the Company, in which the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent (the "REVERSE TRIANGULAR MERGER"). If Parent so elects, the Company shall take such actions as are reasonably requested by Parent to effect the Reverse Triangular Merger and all references in this Agreement to the Surviving Corporation shall be to the Company as the Surviving Corporation. Notwithstanding the foregoing, Parent shall not effect the Reverse Triangular Merger if the Reverse Triangular Merger would not constitute a reorganization within the meaning of Section 368(a) of the Code.

         1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of Delaware (the "MERGER CERTIFICATE"), in accordance with the applicable provisions of Delaware Law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "EFFECTIVE TIME").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Certificate of Incorporation; Bylaws of Surviving Corporation.

                  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of this corporation is J.D. Edwards YOUcentric Company."

                  (b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

         1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

                  (a) Definitions.

                           (i) "AGGREGATE COMPANY COMMON NUMBER" shall mean the
sum of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and the aggregate number of shares of Company Common Stock issued or issuable upon the exercise or conversion of all Company Options that will be assumed by Parent pursuant to
Section 1.6(d) and Company Warrants outstanding immediately prior to the Effective Time.

                           (ii) "CASH CONSIDERATION" shall mean $1,000,000,
provided, however, that such amount may be increased, at the sole discretion of Parent, up to an amount not to exceed $36 million or such lesser amount if necessary to avoid jeopardizing the qualification of the Merger as a tax-free reorganization with the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, at any time prior to the Effective Time, and such increase, if any, shall be offset by a corresponding reduction in the number of the Merger Shares based on the Trading Price; provided, however, that to the extent the number of Merger Shares would have exceeded 19.99% of the outstanding Parent Common Stock but for the limitation thereon imposed hereinbelow, the Cash Consideration shall be increased by an amount equal to the value of such excess on a dollar-for-dollar basis. Notwithstanding anything in this Section 1.6 to the contrary, should the aggregate bonuses payable pursuant to the Company's Management Incentive Compensation Plan be less than $5,500,024, the Cash Consideration shall be increased by the amount by which $1,000,000 exceeds the amount of such aggregate bonuses which are payable in cash.

                           (iii) "COMPANY CAPITAL STOCK" shall mean each
Outstanding Share of Company Common Stock and Company Preferred Stock.

                           (iv) "COMPANY CHARTER" shall mean the Company's
Amended and Restated Certificate of Incorporation immediately prior to the Effective Time.

                           (v) "COMPANY COMMON STOCK" shall mean all Outstanding
Shares of Common Stock, par value $.001 per share, of the Company.

                           (vi) "COMPANY COMMON STOCK CASH CONSIDERATION" shall
mean the aggregate Cash Consideration to be distributed to holders of the Outstanding Shares of Company Common Stock pursuant to this Agreement.

                           (vii) "COMPANY COMMON STOCK CASH CONSIDERATION PER
SHARE" shall mean the amount of Cash Consideration to be distributed to the holder of each Outstanding Share of Company Common Stock pursuant to this Agreement.

                           (viii) "COMPANY COMMON STOCK EXCHANGE RATIO" shall
mean the number of Merger Shares into which each Outstanding Share of Company Common Stock will be converted pursuant to this Agreement.

                           (ix) "COMPANY COMMON STOCK MERGER CONSIDERATION"
shall mean the aggregate Merger Consideration to be distributed to the holders of the Outstanding Shares of Company Common Stock pursuant to this Agreement.

                           (x) "COMPANY COMMON STOCK MERGER SHARES" shall mean
the Merger Shares to be distributed to the holders of the Outstanding Shares of Company Common Stock pursuant to this Agreement.

                           (xi) "COMPANY OPTION EXCHANGE RATIO" shall mean the
ratio to be applied to the exercise price and number of shares issuable upon exercise of Company Options assumed by Parent pursuant to Section 1.6(d).

                           (xii) "COMPANY OPTIONS" shall mean all issued and
outstanding options or other rights (including commitments to grant options or other rights) to purchase or otherwise acquire (by payment of consideration, conversion or otherwise) any Company Common Stock (whether or not vested) held by any person or entity at the Effective Time, other than any Series A Preferred, Series B Preferred, Series C Preferred or Company Warrants.

                           (xiii) "COMPANY PREFERRED STOCK" shall mean all
Outstanding Shares of Preferred Stock of the Company, par value $0.001 per share.

                           (xiv) "COMPANY WARRANTS" shall mean any issued and
outstanding, at the Effective Time, warrant to purchase or otherwise acquire (by payment of consideration, conversion or otherwise) shares of Company Capital Stock identified on Schedule 2.2(b).

                           (xv) "ESCROW AMOUNT" shall mean $10,750,000.

                           (xvi) "MANAGEMENT INCENTIVE COMPENSATION PLAN" shall
mean that certain incentive compensation plan adopted by the Company prior to the date hereof to compensate certain employees and a consultant of the Company in the event of a sale or acquisition of the Company.

                           (xvii) "MERGER CONSIDERATION" shall mean $80,499,976.
Notwithstanding anything in this Section 1.6 to the contrary, should the aggregate bonuses payable pursuant to the Company's Management Incentive Compensation Plan be less than $5,500,024, the Merger Consideration shall be increased by the amount by which $5,500,024 exceeds the aggregate amount of such bonuses.

                           (xviii) "MERGER SHARES" shall mean the number of
shares of Parent Common Stock equal to the quotient obtained by dividing (i) the Merger Consideration less the Cash Consideration, by (ii) the Trading Price. Notwithstanding anything in this Section 1.6 to the contrary, should the aggregate bonuses payable pursuant to the Company's Management Incentive Compensation Plan be less than $5,500,024, the Merger Shares shall be increased by (i) the quotient obtained by dividing $3,500,024 by the Trading Price, less
(ii) the number of shares of Parent Common Stock to be distributed pursuant to such plan. In no event shall the Merger Shares exceed 19.99% of the outstanding Parent Common Stock between the date of this Agreement and the Effective Time.

                           (xix) "OUTSTANDING SHARES" shall mean the number of
shares of the Company's Common Stock or of the applicable series of Company Preferred Stock outstanding immediately prior to the Effective Time.

                           (xx) "PARENT COMMON STOCK" shall mean shares of
Parent Common Stock, par value $0.01 per share.

                           (xxi) "SERIES A CASH CONSIDERATION" shall mean the
aggregate Cash Consideration to be distributed to holders of the Outstanding Shares of Series A Preferred pursuant to this Agreement.

                           (xxii) "SERIES A CASH CONSIDERATION PER SHARE" shall
mean the amount of Cash Consideration to be distributed to the holder of each Outstanding Share of Series A Preferred pursuant to this Agreement.

                           (xxiii) "SERIES A EXCHANGE RATIO" shall mean the
number of Merger Shares into which each share of Series A Preferred will be converted pursuant to this Agreement.

                           (xxiv) "SERIES A LIQUIDATION PREFERENCE" shall mean
the aggregate liquidation preference for the Series A Preferred according to
Section 2 of the Company Charter.

                           (xxv) "SERIES A LIQUIDATION PREFERENCE MANAGEMENT
INCENTIVE COMPENSATION REDUCTION" shall mean the aggregate reduction in the Series A Liquidation Preference, according to Section 2(d) of the Company Charter, resulting from the bonuses payable pursuant to the Company's Management Incentive Compensation Plan.

                           (xxvi) "SERIES A MERGER CONSIDERATION" shall mean the
aggregate Merger Consideration to be distributed to the holders of the Outstanding Shares of Series A Preferred pursuant to this Agreement.

                           (xxvii) "SERIES A MERGER SHARES" shall mean the
number of Merger Shares to be distributed to the holders of the Outstanding Shares of Series A Preferred pursuant to this Agreement.

                           (xxviii) "SERIES A PARTICIPATION" shall mean the
portion of the aggregate Merger Consideration to be distributed to the holders of the Outstanding Shares of Series A Preferred pursuant to this Agreement pursuant to Section 2(b) of the Company Charter.

                           (xxix) "SERIES A PREFERRED" shall mean all
Outstanding Shares of Series A Preferred Stock, par value $0.001 per share, of the Company.

                           (xxx) "SERIES B CASH CONSIDERATION" shall mean the
aggregate Cash Consideration to be distributed to holders of the Outstanding Shares of Series B Preferred pursuant to this Agreement.

                           (xxxi) "SERIES B CASH CONSIDERATION PER SHARE" shall
mean the amount of Cash Consideration to be distributed to the holder of each Outstanding Share of Series B Preferred pursuant to this Agreement.

                           (xxxii) "SERIES B EXCHANGE RATIO" shall mean the
number of Merger Shares into which each share of Series B Preferred will be converted pursuant to this Agreement.

                           (xxxiii) "SERIES B LIQUIDATION PREFERENCE" shall mean
the aggregate liquidation preference for the Series B Preferred according to
Section 2 of the Company Charter.

                           (xxxiv) "SERIES B MANAGEMENT INCENTIVE COMPENSATION
REDUCTION" shall mean the aggregate reduction in the Series B Liquidation Preference, according to Section 2(d) of the Company Charter, resulting from the bonuses payable pursuant to the Company's Management Incentive Compensation Plan.

                           (xxxv) "SERIES B MERGER CONSIDERATION" shall mean the
aggregate Merger Consideration to be distributed to the holders of the Outstanding Shares of Series B Preferred pursuant to this Agreement.

                           (xxxvi) "SERIES B MERGER SHARES" shall mean the
number of Merger Shares to be distributed to the holders of the Outstanding Shares of Series B Preferred pursuant to this Agreement.

                           (xxxvii) "SERIES B PREFERRED" shall mean all
Outstanding Shares of Series B Preferred Stock, par value $0.001 per share, of the Company.

                           (xxxviii) "SERIES C CASH CONSIDERATION" shall mean
the aggregate Cash Consideration to be distributed to holders of the Outstanding Shares of Series C Preferred pursuant to this Agreement.

                           (xxxix) "SERIES C CASH CONSIDERATION PER SHARE" shall
mean the amount of Cash Consideration to be distributed to the holder of each Outstanding Share of Series C Preferred pursuant to this Agreement.

                           (xl) "SERIES C EXCHANGE RATIO" shall mean the number
of Merger Shares into which each share of Series C Preferred will be converted pursuant to this Agreement.

                           (xli) "SERIES C LIQUIDATION PREFERENCE" shall mean
the aggregate liquidation preference for the Series C Preferred pursuant to
Section 2 of the Company Charter.

                           (xlii) "SERIES C MANAGEMENT INCENTIVE COMPENSATION
REDUCTION" shall mean the aggregate reduction in the Series C Liquidation Preference, according to Section 2(d) of the Company Charter, resulting from the bonuses payable pursuant to the Company's Management Incentive Compensation Plan.

                           (xliii) "SERIES C MERGER CONSIDERATION" shall mean
the aggregate Merger Consideration to be distributed to the holders of the Outstanding Shares of Series C Preferred pursuant to this Agreement.

                           (xliv) "SERIES C MERGER SHARES" shall mean the number
of Merger Shares to be distributed to the holders of the Outstanding Shares of Series C Preferred pursuant to this Agreement.

                           (xlv) "SERIES C PREFERRED" shall mean all Outstanding
Shares of Series C Preferred Stock, par value $0.001 per share, of the Company.

                           (xlvi) "TRADING PRICE" means the volume weighted
average trading price of a share of Parent Common Stock on the Nasdaq National Market based on the sales price of every share of Parent Common Stock traded during the ten (10) trading days immediately up to and including the date preceding the Closing Date.

                  (b) Exchange Ratio; Consideration to be Paid. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Parent or any of their respective stockholders:

                           (i) Each share of Company Capital Stock owned by the
Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                           (ii) Subject to the escrow provisions set forth in
Article VII hereof, each issued and outstanding share of Company Capital Stock other than shares for which dissenters' rights are perfected or as provided in
Section 1.6(b)(1), shall be converted into the right to receive from Parent, Cash Consideration and Merger Shares which shall be allocated to the holders of Company Capital Stock giving effect to the exercise of the Company Warrants and the Company Options that are assumed by Parent pursuant to this Agreement, whether vested or unvested, in accordance with the provisions of the Company Charter. The methods for calculating the Company Common Stock Cash Consideration Per Share, Company Common Stock Exchange Ratio, Series A Cash Consideration Per Share, Series A Exchange Ratio, Series B Cash Consideration Per Share, Series B Exchange Ratio, Series C Cash Consideration Per Share and Series C Exchange Ratio in accordance with the Company Charter are set forth on Schedule 1.6(b). The aggregate Cash Consideration to be issued to each stockholder of the Company under this Section 1.6(b)(2) shall be calculated by aggregating all shares of Company Common Stock and all shares of each series of Company Preferred Stock held by each such stockholder, so that the Cash Consideration to be issued shall be equal to (i) the Series A Cash Consideration Per Share multiplied by the number of shares of Series A Preferred held by such stockholder, (ii) the Series B Cash Consideration Per Share multiplied by the number of shares of Series B Preferred held by such stockholder, (iii) the Series C Cash Consideration Per Share multiplied by the number of shares of Series C Preferred held by such stockholder, and (iv) the Company Common Stock Cash Consideration Per Share multiplied by the number of shares of Company Common Stock held by such stockholder, as the case may be. The aggregate Merger Shares to be issued to each stockholder under this Section 1.6(b)(2) shall be calculated by multiplying: (i) the Series A Exchange Ratio by the number of shares of Series A Preferred held by such stockholder, (ii) the Series B Exchange Ratio by the number of shares of Series B Preferred held by such stockholder, (iii) the Series C Exchange Ratio by the number of shares of Series C Preferred held by such stockholder, and (iv) the Company Common Stock Exchange Ratio by the number of shares of Company Common Stock held by such stockholder, as the case may be, with cash paid in lieu of any fractional share of Parent Common Stock pursuant to Section 1.6(c).

                           (iii) Notwithstanding anything to the contrary
herein, the maximum amount of Cash Consideration and the maximum number of shares of Parent Common Stock multiplied by the Trading Price to be issued (including Parent Common Stock to be reserved for issuance upon exercise of all of the Company Options) as consideration for all outstanding shares of Company Capital Stock shall not exceed the Merger Consideration.

                  (c) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive, without any interest, an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) the Trading Price.

                  (d) Stock Options. At the Effective Time, each Company Option then outstanding under the Company's 1999 Equity Compensation Plan, 2000 Equity Compensation Plan and 2000 Non-Employee Director Stock Option Plan (collectively, the "OPTION PLANS") or otherwise shall be assumed by Parent in accordance with provisions described below:

                           (i) At the Effective Time, each then outstanding
Company Option pursuant to Option Plans or otherwise, whether vested or unvested, shall be assumed by Parent; provided, however, that, prior to the Effective Time, the Company shall take any and all necessary action to terminate the Company Options set forth on Schedule 1.6(d), and such Company Options, therefore, (A) shall not be assumed by Parent and (B) shall be of no further force or effect at the Effective Time. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plans and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable (when vested) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Company Option Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Company Option Exchange Ratio, rounded to the nearest whole cent.

                           (ii) It is the intention of the parties that the
Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code, to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

                           (iii) Promptly following the Effective Time, Parent
will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

                  (e) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Common Stock of Merger Sub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

                  (f) Rounding. All calculations made pursuant to this Agreement shall be rounded to the nearest .00000001, with .000000005 being rounded up. All such calculations shall be performed by the Company in accordance herewith.

                  (g) Lock-Up. The shares of Parent Common Stock issuable under this Agreement are subject to a lock-up restriction ("LOCK-UP") pursuant to which no shares may be transferred except as provided below. With respect to the total shares of Parent Common Stock received by each Company stockholder in the Merger or held in the Escrow for such stockholder's benefit pursuant to the terms of this Agreement, the Lock-Up shall lapse as to (i) up to 17% commencing on the Closing, and (ii) up to an additional 20.75% on the last day of each consecutive 30-day period following the Closing. Each Company stockholder shall receive five certificates representing the shares of Parent Common Stock deliverable to such stockholder pursuant to this Agreement and such certificates shall bear legends substantially as set forth in Schedule 1.6(g) hereto.

         1.7 Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive Parent Common Stock pursuant to
Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

                  (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who is otherwise entitled to exercise dissenters' rights under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and payment for any fractional share as provided in
Section 1.6(c), without interest on the payment, if any, upon surrender of the certificate representing such shares.

                  (c) The Company shall give Parent (i) prompt notice of any written demands for the exercise of dissenters' rights in respect of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law (including without limitation instruments concerning appraisal or dissenters' rights) and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for the exercise of dissenters' rights in respect of any shares of Company Capital Stock or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses in respect of any Dissenting Shares (limited to an aggregate of $50,000, excluding payments for such shares) (together "DISSENTING SHARE PAYMENTS"), Parent shall be entitled to recover under the terms of Article VII hereof the amount of such Dissenting Share Payments without regard to the Threshold Amount.

         1.8 Exchange Procedures; Surrender of Certificates.

                  (a) Exchange Agent. Parent's transfer agent shall serve as Exchange Agent in the Merger.

                  (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate Merger Shares issuable pursuant to Section 1.6 hereof, the Cash Consideration payable pursuant to Section 1.6 hereof and the cash payable in lieu of fractional shares in exchange for the outstanding shares of Company Capital Stock, none of which will be used or distributed other than in accordance with the terms hereof; provided that, on behalf of the holders of Company Capital Stock, Parent shall cause the Exchange Agent to deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate Merger Shares. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock that such holder would otherwise be entitled to receive under Section 1.6 by virtue of ownership of outstanding shares of Company Capital Stock.

                  (c) Exchange Procedures. As soon as practicable after the Effective Time, but not more than ten (10) business days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive within five business days following the surrender of such certificate and a duly completed and validly executed letter of transmittal in exchange therefor (i) certificates representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VII hereof), plus the Cash Consideration and cash in lieu of fractional shares in accordance with Section 1.6(f), to which such holder is entitled pursuant to Section 1.6, and (ii) any dividends or other distributions, if any, to which holder is entitled pursuant to Section 1.8(d) (the "ADDITIONAL PAYMENTS"), and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. From the Closing and until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent solely (i) ownership of the number of full shares of

Parent Common Stock and Cash Consideration into which such shares of Company Capital Stock shall have been so exchanged and (ii) the right to receive the Additional Payments, if any.

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

                  (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued pursuant to the Merger upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon receiving notice from the holder thereof and upon the making of an affidavit of that fact by such holder, such shares of Parent Common Stock, Cash Consideration, cash in lieu of fractional shares, and the Additional Payments, if any; provided, however, that Parent may, in its discretion and, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably and customarily direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(D) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. It is intended by the parties hereto that the Merger shall be treated as a "purchase" for accounting purposes.

         1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or reasonably desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are clearly disclosed in the disclosure schedules supplied by the Company to Parent attached hereto (the "COMPANY SCHEDULES") and dated as of the date hereof as to matters identified in this Article II. Nothing in the Company Schedules shall be deemed to disclose an exception to a representation or warranty made herein, unless (i) such exception is identified in the applicable Schedule or (ii) is identified in another Schedule and cross-referenced in the applicable Schedule with reasonable specificity.

         2.1 Organization of the Company. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its subsidiaries has the corporate power and authority to own its properties and to carry on its business as now being conducted. Except as set forth on Schedule 2.1 or where the failure to obtain the same would not have a material adverse effect on the business, assets (whether tangible or intangible), condition (financial or otherwise) or results of operation of the Company and its subsidiaries, taken as a whole (hereinafter referred to as a "COMPANY MATERIAL ADVERSE EFFECT"), the Company and each of its subsidiaries is duly qualified to do business and in good standing as a foreign corporation in each state or other jurisdiction in which it conducts business. The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

         2.2 Company Capital Structure.

                  (a) The authorized capital stock of the Company consists of
(i) 250,000,000 shares of authorized Common Stock of which 32,728,826 shares are issued and outstanding, and

110,455,496 shares of authorized Preferred Stock, consisting of 4,159,446 shares of Series A Preferred, 4,159,446 shares of which are issued and outstanding, 2,911,900 shares of Series B Preferred, 2,572,376 shares of which are issued and outstanding and 103,384,150 shares of Series C Preferred, 75,815,012 shares of which are issued and outstanding. The number of shares of Company Common Stock into which the Series A Preferred, the Series B Preferred and the Series C Preferred is convertible is set forth in Schedule 2.2(a). Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance (except as set forth in Section 2.2(b) below) or outstanding. The Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Capital Stock are, and at the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. None of the outstanding Company Capital Stock or other securities of the Company was issued in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") or any applicable state Blue Sky laws.

                  (b) In addition, there are currently issued and outstanding options and warrants to purchase an aggregate of 25,576,043 shares of Company Capital Stock issued to directors, employees and consultants pursuant to the Option Plans. The Company Options are held by the persons and in the amounts set forth on Schedule 2.2(b). Schedule 2.2(b) sets forth the vesting schedule for all Company Options. Except as set forth on Schedule 2.2(b), there are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 2.2(b), there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as set forth on Schedule 2.2(b) and as required under Section 5.15, there are no voting trusts, proxies, or other agreements or understandings with respect to the capital stock of the Company.

         2.3 Subsidiaries. Except as set forth on Schedule 2.3, the Company does not have and has never had any subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity except for investment-grade securities, bank, checking and money market accounts and other cash equivalent investments. The authorized capital stock of each subsidiary, as well as the issued and outstanding shares of capital stock of each subsidiary, is listed on
Schedule 2.3. Except as set forth on Schedule 2.3, all outstanding shares of the capital stock of each subsidiary are, and at the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, their respective charter documents or any agreement of which the Company or any subsidiary is a party or by which it is bound. None of the outstanding shares of capital stock of any subsidiary were issued in violation of the Securities Act or any applicable state Blue Sky laws.

         2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, subject only to the approval of this Agreement by the Company's stockholders. The vote required by the stockholders of the Company to duly approve the Merger and adopt this Agreement is the holders of a majority of
(i) the outstanding Company Common Stock and Preferred Stock (on an "as converted" basis), voting together as a single class, (ii) the Preferred Stock (on an "as converted" basis), voting together as a single class and (iii) a majority of the outstanding Series C Preferred (on an "as converted" basis). No vote of the holders of Series A Preferred or Series B Preferred as separate classes is required to approve the Merger. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         2.5 No Conflict. Except as set forth on Schedule 2.5, the execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit under (any such event, a "CONFLICT") (a) any provision of the Certificate of Incorporation, Bylaws or other charter documents of the Company or any of its subsidiaries, (b) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a "CONTRACT" and collectively the "CONTRACTS") to which the Company or any of its subsidiaries or any of their properties or assets (whether tangible or intangible) is a party or, as the case may be, subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their properties (whether tangible or intangible) or assets. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

         2.6 Consents. Except as set forth on Schedule 2.6, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission of competent jurisdiction (each, a "GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and other similar anti-trust requirements of foreign governmental authorities, (b) the approval of the Company's stockholders, and
(c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. Any failure to receive a consent from any third party for an agreement listed on Schedule 2.5 that is not listed on Schedule 6.3(c) will not (either individually or in any combination) materially affect, after the Effective Time, the ability of Parent or the Surviving Corporation to conduct the business operated by the Company as currently conducted.

         2.7 Company Financial Statements.

                  (a) Schedule 2.7 sets forth the Company's audited consolidated balance sheet as of December 31, 2000 (the "BALANCE SHEET"), and the related audited consolidated statements of operations, cash flows and shareholders' deficiency for the fiscal year then ended, together with the report thereon of Deloitte & Touche LLP, as well as the Company's unaudited consolidated balance sheet as of June 30, 2001 (the "CURRENT BALANCE SHEET") and the related unaudited consolidated statements of operations, cash flows and shareholders' deficiency for the six-month period then ended (collectively, the "COMPANY FINANCIAL STATEMENTS"). The Company Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except that the unaudited financial statements do not contain footnotes and earnings per share data). The Company Financial Statements present fairly in all material respects the financial condition and operating results and cash flows of the Company as of the dates and during the periods indicated therein.

                  (b) As of the date of this Agreement or August 10, 2001, whichever is earlier, the Company has a Cash Balance of at least $15,500,000. For purposes of this calculation, "CASH BALANCE" includes all cash, cash equivalents, marketable securities, short-term investments and certificates of deposit (including that certain certificate of deposit that the Company pledged to secure obligations related to a certain office lease of the Company).

         2.8 No Undisclosed Liabilities. Except (i) as set forth on Schedule 2.8 and (ii) for liabilities, indebtedness, obligations, expenses, claims, deficiencies, guarantees or endorsements incurred in the ordinary course of business consistent with past practices, neither the Company nor any subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), that, individually or in the aggregate, has not been reflected or reserved against in the Current Balance Sheet.

         2.9 No Changes. Except for expenses incurred in connection with this Agreement and as set forth in Schedule 2.9, since December 31, 2000, there has not been, occurred or arisen any:

                  (a) transaction by the Company or any of its subsidiaries in excess of $25,000 in any one case except in the ordinary course of business as conducted on that date and consistent with past practices;

                  (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries;

                  (c) capital expenditure or commitment therefore by the Company or any of its subsidiaries of $15,000 in any individual case or $25,000 in the aggregate;

                  (d) payment, discharge or satisfaction, in any amount in excess of $25,000 in any one case, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business as conducted on that date and consistent with past practices;

                  (e) destruction of, damage to or loss of any material assets, business or customer of the Company or any of its subsidiaries (whether or not covered by insurance);

                  (f) labor trouble or claim of wrongful discharge or other unlawful labor practice or action with respect to the Company or any of its subsidiaries;

                  (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

                  (h) change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (i) revaluation by the Company of any of its or any of its subsidiaries' assets (whether tangible or intangible);

                  (j) declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital Stock or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect redemption, repurchase or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), or any issuance or sale, or contract to issue or sell any shares of Company Capital Stock, or securities exchangeable, convertible or exercisable for, shares of Company Capital Stock or any securities, warrants, options, or rights to purchase any of the foregoing, other than Company Options which terminate in accordance with their terms in connection with the Merger;

                  (k) increase in the base salary payable or to become payable by the Company or any of its subsidiaries to any of their officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

                  (l) any material agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any of its subsidiaries is a party or by which they or any of their assets (whether tangible or intangible) are bound or any termination (other than any contracts which have terminated by their terms), extension, material amendment or modification of the terms of any material agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any of its subsidiaries is a party or by which they or any of their assets are bound;

                  (m) sale, lease, license or other disposition of any of the assets or properties of the Company or any of its subsidiaries, except in the ordinary course of business as conducted on that date and consistent with past practices;

                  (n) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses and extended payment terms offered to certain customers in the ordinary course of business, consistent with past practices;

                  (o) waiver or release of any right or claim of the Company or any subsidiary, including any write-off or other compromise of any account receivable of the Company or any subsidiary;

                  (p) commencement, settlement or written notice or, to the Company's Knowledge, any threat of commencement of any lawsuit or proceeding against or other investigation of the Company or any subsidiary or their affairs or any reasonable basis for any of the foregoing;

                  (q) notice of any claim of ownership by a third party of the Company Intellectual Property (as defined in Section 2.13) or of infringement by the Company of any third party's Intellectual Property rights;

                  (r) other than limited, end-user license agreements and standard, non-exclusive development agreements entered into in the ordinary course of business, consistent with past practices and on terms and conditions substantially similar to the Company's standard, existing form agreements set forth in Schedule 2.9(r), (i) sale or license of any Company Intellectual Property or execution of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity, (ii) purchase or license of any Intellectual Property or execution of any agreement with respect to the Intellectual Property of any person or entity, (iii) agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set forth in existing contracts with its customers or licensees or in pricing or royalties set forth in existing contracts with persons who have licensed Intellectual Property to the Company;

                  (s) agreement or material modification to any agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company or any of its subsidiaries;

                  (t) event or condition of any character that has or could reasonably be expected to have a Company Material Adverse Effect; or

                  (u) commitment or agreement by any officer of the Company to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and those items disclosed on Schedule 2.9) from the relevant date set forth in clauses (a) through (u).

         2.10 Tax and Other Returns and Reports.

                  (a) Definitions Relating to Taxes.

         For the purposes of this Agreement, (i) "TAX" or, collectively, "TAXES", means (A) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts,
(B) any liability for the payment of any amounts of the type described in clause
(A) of this Section 2.10(a)(i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this Section 2.10(a)(i) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                           (i) "Pre-closing Period" shall mean all tax periods
ending before the Effective Time and, with respect to any Tax Period including the Effective Time, the portion thereof that ends the day before the Effective Time.

                  (b) Tax Returns and Audits. Except as set forth in Schedule
2.10 and for liabilities reflected in or otherwise accrued for on the Current Balance Sheet:

                           (i) The Company and each of its subsidiaries as of
the Effective Time will have prepared and filed on a timely basis, all required federal, state, local and foreign returns, estimates, information statements and reports due to be filed on or before the Effective Time, taking into account extensions of time allowed for the filing thereof ("RETURNS") relating to any and all Taxes concerning or attributable to the Company, its subsidiaries or their operations, and such Returns are true, correct and complete and have been completed in accordance with applicable law.

                           (ii) The Company and each of its subsidiaries as of
the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue for any Pre-closing Period and

(B) will have withheld with respect to its employees (and timely remitted to the appropriate taxing authority) for any Pre-closing Period all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                           (iii) Neither the Company nor any of its subsidiaries
has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries of which the Company has heretofore been given notice, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                           (iv) No audit or other examination of any Return of
the Company or any of its subsidiaries of which the Company has heretofore been given notice is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

                           (v) Neither the Company nor any of its subsidiaries
has any liabilities for unpaid Taxes with respect to any Pre-closing Period, which have not been accrued or reserved against on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its subsidiaries has incurred any liability for Taxes since the date of the Current Balance Sheet for any Pre-closing Period, other than in the ordinary course of business.

                           (vi) The Company has provided to Parent access to
copies of all federal, foreign and state income and all state sales and use Tax Returns for the Company and each of its subsidiaries filed for all periods since its inception.

                           (vii) There are (and as of immediately following the
Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of the Company or any of its subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

                           (viii) The Company has no Knowledge of any basis for
the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its subsidiaries.

                           (ix) None of the Company's or any of its
subsidiaries' assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                           (x) As of the Effective Time, there will not be any
contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, does give rise to the payment of any amount that is not deductible by reason of the limitations contained in Sections 404 or, to the Company's Knowledge, 162 of the Code.

                           (xi) Neither the Company nor any of its subsidiaries
has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

                           (xii) Neither the Company nor any of its subsidiaries
has (A) ever been a member of an affiliated group (within the meaning of Code
Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (B) ever been a party to a tax sharing or allocation agreement (nor does the Company or any of its subsidiaries owe any amount under any such agreement), (C) any liability for the Taxes of any person (other than Company or any of its subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (D) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

                           (xiii) Neither the Company nor any of its
subsidiaries is, or has been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                           (xiv) The Company's and each of its subsidiaries' Tax
basis in its assets as of December 31, 2000, for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on the Company's Tax books and records.

                           (xv) No adjustment relating to any Return filed by
the Company or any of its subsidiaries has been proposed formally or, to the Knowledge of the Company, informally by any tax authority to the Company or any of its subsidiaries or any representative thereof.

                           (xvi) Neither the Company nor any of its subsidiaries
has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under
Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "Series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  (c) Tax Matters. Neither the Company nor any of its subsidiaries has taken any action or, as of the date of this Agreement, to the Company's Knowledge, is there any fact that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

                  (d) Tax Liability. Liabilities with regard to matters disclosed on Schedule 2.10 shall not exceed such amount as accrued for such matters on the Current Balance Sheet.

         2.11 Restrictions on Business Activities. Except as set forth on
Schedule 2.11, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its subsidiaries is a party or otherwise binding upon the Company or any of its subsidiaries which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice (including, without limitation, the licensing of any product) of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Except as set forth on Schedule 2.11, without limiting the foregoing, neither the Company nor any of its subsidiaries has entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing or providing any of its products or services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

         2.12 Title to Properties; Absence of Liens and Encumbrances.

                  (a) Neither the Company nor any of its subsidiaries owns any real property, nor has the Company or any of its subsidiaries ever owned any real property. Schedule 2.12(a) sets forth a list of all real property currently leased by the Company or any of its subsidiaries or otherwise used or occupied by the Company or any of its subsidiaries for the operation of the Company's or its subsidiaries' businesses (the "LEASED REAL PROPERTY"), the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the current aggregate annual rental payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                  (b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the "LEASE AGREEMENTS"); and there are no other Lease Agreements for real property affecting the real property or to which Company or any of its subsidiaries is bound, other than those identified in Schedule 2.12(b). All such Lease Agreements are valid and enforceable and not in default, no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a default under any such Lease Agreement. Neither the Company nor any of its subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. Upon obtaining the consents identified on Schedule 6.3(c), the Closing will not affect the enforceability against any person of any material Lease Agreement or the rights of the Company or any of its subsidiaries or the Surviving Corporation to the continued use and possession of the real property for the conduct of business as presently conducted.

                  (c) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, and, to the Company's Knowledge, is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted and is maintained in a manner consistent with standards generally followed with respect to similar properties.

                  (d) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except
(i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable,

(iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby and (iv) such Liens as set forth on Schedule 2.12(d).

                  (e) Schedule 2.12(e) lists all material items of equipment (the "EQUIPMENT") owned or leased by the Company and each of its subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the Company and each of its subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

                  (f) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "CUSTOMER INFORMATION"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

         2.13 Intellectual Property.

                  (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                           (i) "APPLICATION LAYER" means that portion of the
Software that collectively refers to a logical and physical application datamodel and database, metadata database, business objects and business rules represented in java (and written against a framework API), database mappings, user interface elements such as freeform XHTML templates, images, etc., application property files, and online user help. The Application Layer can be manipulated with the YOUrelate Customizer, Java development environments, and HTML/XML authoring tools.

                           (ii) "FRAMEWORK LAYER" means that portion of the
Software that provides infrastructure services such as database connection pooling, data retrieval, persistence, query capabilities, logic or rule execution environment, even generation, alerts/notifications, state and session management, messaging, XML interfaces and UI generation functionality.

                           (iii) "INTELLECTUAL PROPERTY" shall mean any or all
of the following: (A) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (B) inventions (whether or not patentable), improvements, and technology; (C) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know how and techniques; (D) databases, data compilations and collections and technical data;
(E) processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware development tools; (F) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, uniform resource locators and domain names, tools, methods and processes; and (G) all instantiations of the foregoing in any form and embodied in any media.

                           (iv) "INTELLECTUAL PROPERTY RIGHTS" shall mean any or
all of the following and all rights in, arising out of, or associated therewith:
(A) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("PATENTS"); (B) all trade secrets and other rights in know-how and confidential or proprietary information; (C) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("COPYRIGHTS"); (D) all industrial designs and any registrations and applications therefor throughout the world; (E) mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world ("MASK WORKS");
(F) all rights in World Wide Web addresses, uniform resource locators and domain names and applications and registrations therefor; (G) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("TRADEMARKS"); (H) databases, data compilations and collections and technical data ("DATABASE RIGHTS") and (i) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

                           (v) "COMPANY INTELLECTUAL PROPERTY" shall mean any
Intellectual Property and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned by, or exclusively licensed to, the Company.

                           (vi) "REGISTERED INTELLECTUAL PROPERTY RIGHTS" shall
mean all United States, international and foreign: (A) Patents, including applications therefor; (B) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (C) Copyrights registrations and applications to register Copyrights; (D) registered Mask Works and applications to register Mask Works; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority at any time.

                  (b) Schedule 2.13(b) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all products or software of the Company or any of its subsidiaries (collectively, "COMPANY PRODUCTS") (i) that have been sold, distributed or otherwise disposed of since the date of the Company's incorporation, (ii) which the Company or any of its subsidiaries is currently offering for sale, license or distribution, or (iii) any products or service offerings under development.

                  (c) Schedule 2.13(c) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

                  (d) Each Company Registered Intellectual Property Right is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and subsisting. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Registered Intellectual Property Rights. Except as set forth on Schedule 2.13(d) of the Disclosure Schedule, there are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Company has not claimed any status in the application for or registration of any Registered Intellectual Property Rights, including "small business status," that would not be applicable to Purchaser.

                  (e) In each case in which the Company has acquired any Intellectual Property or Intellectual Property Right from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company with the relevant Governmental Entity.

                  (f) Except as set forth on Schedule 2.13(f), the Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

                  (g) All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

                  (h) Each item of Company Intellectual Property is free and clear of any liens or encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business. Except as set forth on
Schedule 2.13(f), the Company is the exclusive owner or exclusive licensee of all Company Intellectual Property. Except as set forth on Schedule 2.13(f), without limiting the generality of the foregoing, (i) the Company is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of the Company and its subsidiaries, including the sale, distribution or provision of any Company Products by the Company or any of its subsidiaries, (ii) the Company owns exclusively, and has good title to, all Copyrighted works that are included or incorporated into Company Products or which the Company or any of its subsidiaries otherwise purports to own, and
(iii) to the extent that any Patents would be infringed by any Company Products, the Company is the exclusive owner of such Patents.

                  (i) Except as set forth on Schedule 2.13(i), the Company has not (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Right that is or was Company Intellectual Property, to any other person, or (ii) permitted Company's rights in such Company Intellectual Property to lapse or enter the public domain.

                  (j) Except in the ordinary course of business of granting licenses to end users of the Company Product or as set forth on Schedule 2.13(j), the Company Intellectual Property is not subject to any license of or right to use such Company Intellectual Property.

                  (k) The Company Intellectual Property is not subject to a covenant not to sue by Company or similar agreement by Company not to take action to enforce its Intellectual Property Rights.

                  (l) Except as set forth on Schedule 2.13(l) of the Disclosure Schedule, all Intellectual Property used in or necessary to the conduct of Company's business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

                  (m) Except as set forth on Schedule 2.13(m), to the extent that any Intellectual Property or Intellectual Property Rights have been developed or created by a third party for Company or any of its subsidiaries or is incorporated into any of the Company Products or is necessary for the provision of the Company Products, the Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property Rights in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

                  (n) Except as set forth on Schedule 2.13(n) of the Disclosure Schedule, the Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of Company Products.

                  (o) No person who has licensed any Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements, enhancements or derivative works made by or for the Company in such Intellectual Property or Intellectual Property Rights.

                  (p) Except as set forth on Schedule 2.13(p), the Company has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party Software that are used in the operation of the Company or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product. Without limiting the foregoing, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is or was Company Intellectual Property or is incorporated into any Company Product.

                  (q) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. No current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

                  (r) The operation of the business of the Company as it is currently conducted, or is contemplated to be conducted, by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products does not and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

                  (s) No Company Intellectual Property, Company Product or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

                  (t) Other than inbound "shrink-wrap" and similar publicly-available commercial binary code end-user licenses and outbound "shrink-wrap" licenses in the form set forth on Schedule 2.13(t), the contracts, licenses and agreements listed in Schedule 2.13(t) lists all contracts, licenses and agreements under which the Company has acquired any Intellectual Property or Intellectual Property Rights. All such contracts are in full force and effect. The Company is not in breach of nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Following the Closing Date, both the Parent and the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

                  (u) Schedule 2.13(u) lists all material contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to develop, assign Intellectual Property Rights, warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

                  (v) Except as set forth on Schedule 2.13(v), there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

                  (w) To the Company's Knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

                  (x) The Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, Company has and enforces a policy requiring each employee and consultant of the Company to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Schedule 2.13(x) and all current and former employees and consultants of Company who have created or modified any of the Company Intellectual Property have executed such an agreement assigning all of such employees' and consultants' rights in and to the Company Intellectual Property to the Company.

                  (y) Except as set forth on Schedule 2.13(y), neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in
(i) either Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

                  (z) All of the Company's Products (including products currently under development): (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"); (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000; and (iii) will be interoperable with other products used and distributed by Parent that may reasonably deliver records to the Company's products or receive records from the Company's products, or interact with the Company's products, including but not limited to back-up and archived data. All of the Company's Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's business on or after January 1, 2000. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company in the conduct of its business, or purchased by the Company from third party suppliers.

         2.14 Agreements, Contracts and Commitments.

                  (a) Except as set forth on Schedule 2.14(a), the Company does not have any obligations under or is not otherwise bound by:

                           (i) any collective bargaining agreements;

                           (ii) any agreements or arrangements that contain any
severance pay or post-employment liabilities or obligations;

                           (iii) any employment or consulting agreement or
contract with an employee or individual consultant or salesperson or consulting or sales agreement or contract, under which a firm or other organization provides services to the Company of a nature which would otherwise be customarily provided under an employment or consulting relationship, pursuant to which the Company is obligated to make payments in excess of $25,000 per year;

                           (iv) any fidelity or surety bond or completion bond;

                           (v) any lease of personal property having a value
individually in excess of $25,000;

                           (vi) any agreement of indemnification or guaranty
which could result in liability to the Company in excess of $25,000, individually, other than such indemnification obligations in the Company's software license agreements entered into in the ordinary course of business consistent with past practices;

                           (vii) any agreement, contract or commitment relating
to capital expenditures and involving future payments in excess of $25,000 individually;

                           (viii) any agreement, contract or commitment relating
to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

                           (ix) any mortgages, indentures, loans or credit
agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof but excluding advances to employees for travel and business expenses incurred in the ordinary course of business in accordance with past practices; provided, however, that such advances do not exceed an aggregate of $25,000; and excluding extended payment terms offered to customers;

                           (x) any purchase order or contract for the purchase
of materials involving $25,000 or more;

                           (xi) any construction contract;

                           (xii) any material distribution, joint marketing or
development agreement;

                           (xiii) any agreement, contract or commitment pursuant
to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code; or

                           (xiv) any other agreement, contract or commitment
that involves $25,000 or more or is not cancelable without penalty within thirty
(30) days.

                  (b) Schedule 2.14(b) sets forth a list of the Company's top 15 customers according to recognized revenue (as determined under GAAP consistently applied) for the fiscal year ended December 31, 2000 and the six-month period ended June 30, 2001, and each customer with which the Company currently has a signed Contract that the Company in good faith expects to be one of the Company's top 15 customers for the fiscal year ending December 31, 2001, and a list of all Contracts between such customer and the Company.

                  (c) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all of which are noted in Schedule 2.14(c), the Company has not breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract required to be set forth on Schedule 2.14(a),
Schedule 2.14(b) or any Schedule referred to in Schedule 2.13. Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.14(c), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto. Except as set forth on
Schedule 2.8 and except as described in each customer's Contract with the Company, neither the Company nor any subsidiary has any understandings or obligations of any kind to any customer and has not committed itself to perform any services to any customer that are not so described in such customer's Contract.

         2.15 Interested Party Transactions. Except as set forth on Schedule 2.15, no officer, director, or, to the Knowledge of the Company, any affiliate (as defined under the Securities Act) or any stockholder of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (a) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (b) an economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or
(c) a beneficial interest in any contract or agreement set forth in Schedule 2.14(a), Schedule 2.14(b) or any Schedule referred to in Schedule 2.13; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.15.

         2.16 Compliance with Laws. The Company and each of its subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any applicable foreign, federal, state or local statute, law or regulation.

         2.17 Litigation. Except as set forth on Schedule 2.17, there is no action, suit or proceeding of any nature pending or, to the Knowledge of the Company, threatened against the Company, its subsidiaries, their properties or any of their officers or directors nor is there any reasonable basis therefor. To the Company's Knowledge, there is no investigation pending or threatened against the Company, its subsidiaries, their properties or any of their officers or directors by or before any Governmental Entity nor is there any reasonable basis therefor. Schedule 2.17 sets forth, with respect to any such pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its subsidiaries to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

         2.18 Insurance. The insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company contain provisions that are reasonable and customary in the Company's industry, and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         2.19 Notice of Fairness Hearing. In the event that Parent issues the shares of Parent Common Stock hereunder pursuant to Section 5.1(b), the information supplied by the Company for inclusion in the notice of the Fairness Hearing (as defined in Section 5.1 hereof) and Information Statement to be provided to the Company's stockholders (the "NOTICE") on the date that the Notice and Information Statement is first mailed to the Company's stockholders, and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they are made.

         2.20 Registration Statement. In the event that Parent shall elect or is otherwise required to issue the shares of Parent Common Stock hereunder pursuant to Section 5.1(c), none of the information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (including the proxy statement/prospectus contained therein) that may be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         2.21 Company SEC Documents. As of their respective filing dates, the Company's registration statement on Form S-1 and each of the amendments to the registration statement on Forms S-1/A (collectively, the "COMPANY SEC Documents") filed with the SEC did not contain on their filing dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.22 Accounts Receivable.

                  (a) Schedule 2.22(a) contains a list of all accounts receivable of the Company as of June 30, 2001, together with a range of days elapsed since invoice.

                  (b) All of the Company's accounts receivable as of June 30, 2001 arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. Except as set forth on
Schedule 2.22(b), no person has any Lien on any of the Company's accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company's accounts receivable reflected on the Current Balance Sheet, in excess of reserves as set forth on the Current Balance Sheet.

         2.23 Minute Books. The minute books of the Company provided to counsel for Parent are the only minute books of the Company and contain accurate summaries of all of the actions taken at meetings and actions by written consent of directors (including committees thereof) of the Company, and contain accurate summaries of all of the actions taken at Company stockholder meetings or actions by written consent since the time of incorporation of the Company. The Company does not keep minute books for any of its subsidiaries.

         2.24 Environmental Matters.

                  (a) Hazardous Material. Neither the Company nor any of its subsidiaries has: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released in violation of applicable law any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the actions of the Company, or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. Neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company or any of its subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. The Company and each of its subsidiaries currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company and each of its subsidiaries as such activities and businesses are currently being conducted.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company is aware of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company or any of its subsidiaries any environmental liability.

                  (e) Reports and Records. The Company has delivered to Parent all records in the Company's possession concerning the Hazardous Materials Activities of the Company and each of its subsidiaries relating to its business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company. The Company and each of its subsidiaries has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

         2.25 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth on Schedule 2.25, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this

Agreement or any transaction contemplated hereby. Schedule 2.25 sets forth (a) the principal terms and conditions of any agreement with respect to such fees, and (b) the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.5) expected to be incurred by the Company in connection with due diligence efforts and the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

         2.26 Employee Matters and Benefit Plans.

                  (a) Definitions. With the exception of the definition of "AFFILIATE" set forth in Section 2.26(a)(i) below (which definition shall apply only to this Section 2.26), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i) "AFFILIATE" shall mean any other person or entity
under common control with the Company or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                           (ii) "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended;

                           (iii) "COMPANY EMPLOYEE PLAN" shall mean any plan,
program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, other than an International Employee Plan, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company, any of its subsidiaries or any Affiliate for the benefit of any Employee, or with respect to which the Company, any of its subsidiaries or any Affiliate has or may have any liability or obligation;

                           (iv) "DOL" shall mean the Department of Labor;

                           (v) "EMPLOYEE" shall mean any current or former or
retired employee, consultant or director of the Company, any of its subsidiaries or any Affiliate;

                           (vi) "EMPLOYMENT AGREEMENT" shall mean each
management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company, any of its subsidiaries or any Affiliate and any Employee;

                           (vii) "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                           (viii) "FMLA" shall mean the Family Medical Leave Act
of 1993, as amended;

                           (ix) "IRS" shall mean the Internal Revenue Service;

                           (x) "INTERNATIONAL EMPLOYEE PLAN" shall mean each
Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                           (xi) "MULTIEMPLOYER PLAN" shall mean any Pension Plan
(as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

                           (xii) "PENSION PLAN" shall mean each Company Employee
Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                  (b) Schedule. Schedule 2.26(b) contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employment Agreement. Neither the Company nor any subsidiary has any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement.
Schedule 2.26(b) sets forth a table setting forth the name and salary of each employee of the Company and each of its subsidiaries.

                  (c) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;
(iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any of its subsidiaries; (viii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

                  (d) Employee Plan Compliance. Except as set forth on Schedule 2.26(d), (i) the Company and each of its subsidiaries has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan;
(iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company and each of the Stockholders, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without liability to Parent, the Company, any subsidiary of the Company or any Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company, its subsidiaries nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or
Section 4975 through 4980 of the Code. The Company and each of its subsidiaries has made all contributions and other payments required by and due under the terms of each Company Employee Plan. Liabilities which have accrued or may accrue as a result of non-compliance with any laws or regulations with respect to any International Employee Plans and the obligation of the Company or the Company's subsidiaries to provide employee benefits to non-United States employees, shall not exceed such amount as accrued for such matters on the Current Balance Sheet.

                  (e) Pension Plan. Neither the Company, its subsidiaries nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or
Section 412 of the Code.

                  (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, its subsidiaries nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

                  (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor its subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute. Except as set forth in Schedule 2.26(g), the Company obtained a release from each of its former employees whose termination occurred subsequent to April 1, 2001.

                  (h) Health Care Compliance. Neither the Company, its subsidiaries nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees. Neither the Company nor any of its subsidiaries has any unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

                  (i) Effect of Transaction.

                           (i) Except as set forth on Schedule 2.26(i)(i), the
execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                           (ii) Except as set forth on Schedule 2.26(i)(ii), no
payment or benefit which will or may be made by the Company, its subsidiaries or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

                  (j) Employment Matters. Except as set forth on Schedule 2.26(j), the Company and each of its subsidiaries (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company or any of its subsidiaries under any worker's compensation policy or long-term disability policy. Liability with regard to termination (other than employee benefits as addressed under Section 2.26(d)) prior to the date hereof of employees of the Company's subsidiaries in the United Kingdom, France and Germany shall not exceed such amount as accrued for such matters on the Current Balance Sheet.

                  (k) Labor. No work stoppage or labor strike against the Company or any of its subsidiaries is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 2.26(k), there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 2.26(k), neither the Company nor any of its subsidiaries is presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries.

         2.27 Employees. To the best Knowledge of the Company and each of its subsidiaries, no employee of the Company or any of its subsidiaries (a) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its subsidiaries or to the use of trade secrets or proprietary information of others and (b) has given notice to the Company or any subsidiary, nor is the Company or any subsidiary otherwise aware, that any employee intends to terminate his or her employment with the Company or any subsidiary.

         2.28 Governmental Authorization. The Company and each of its subsidiaries possesses all material consents, licenses, permits, grants or other authorizations issued to the Company and each of its subsidiaries by a Governmental Entity (a) pursuant to which the Company and each of its subsidiaries currently operates or holds any interest in any of their properties or (b) which is required for the operation of its business or the holding of any such interest, other than such consents, licenses, permits, grants or authorizations of which the failure to obtain would not, either individually or in the aggregate, have a Company Material Adverse Effect (herein collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of its subsidiaries to operate or conduct their business or hold any interest in its properties or assets.

         2.29 Complete Copy of Materials. The documents represented in electronic format on CD-ROMs delivered to Parent represent true and complete copies of each document (or summaries of same) referenced on such CD-ROM.

         2.30 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The information furnished on or in any documents mailed, delivered or otherwise furnished to the Company's stockholders in connection with the solicitation of their consent to this Agreement and the Merger, did not contain or will not contain any untrue statement of a material fact and did not omit or will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows:

         3.1 Organization, Standing and Power. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business, except in those jurisdictions where the failure to be so qualified would have a Parent Material Adverse Effect.

         3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         3.3 Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

         3.4 SEC Filings; Parent Financial Statements. A true and complete copy of each annual, quarterly and other report, and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the "SEC") since October 31, 2000 (the "SEC DOCUMENTS") is available on the Web site maintained by the SEC at http://www.sec.gov. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document filed prior to the date hereof. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "PARENT FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent at the dates thereof and of its consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

         3.5 No Conflict. The execution and delivery of this Agreement does not, and, the consummation of the transactions contemplated hereby will not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (a) any provision of the Certificate of Incorporation and Bylaws of Parent or Merger Sub, (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject and which has been filed as an exhibit to Parent's filings under the Securities Act or the Exchange Act or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets, except in each case where such Conflict will not have a Parent Material Adverse Effect or will not have an affect on the legality, validity or enforceability of this Agreement.

         3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Merger Certificate with the Secretary of State of Delaware, (b) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the HSR Act and other similar anti-trust requirements of foreign governmental authorities, (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings of which the failure to obtain would not either materially delay the ability of Parent or Merger Sub to consummate the Merger or have a Parent Material Adverse Effect.

         3.7 Notice of Fairness Hearing. In the event that Parent issues the shares of Parent Common Stock hereunder pursuant to Section 5.1(b), the information supplied by Parent for inclusion in the Information Statement on the date that the Information Statement is first mailed to the stockholders of the Company, and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they are made.

         3.8 Registration Statement. In the event that Parent shall elect or is otherwise required to issue the shares of Parent Common Stock hereunder pursuant to Section 5.1(c), none of the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         3.9 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

         3.10 Tax Matters. Neither Parent nor Merger Sub has taken any action or, as of the date of this Agreement, to Parent's knowledge, is there any fact that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

         3.11 Absence of Certain Changes or Events. Since October 31, 2000, except as contemplated by or disclosed in this Agreement, or as disclosed in the SEC Documents or any Parent press release, there has not been any event, occurrence, change or effect that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business, and any material event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement, or disclosed in Schedule 4.1, the Company shall not, without the prior written consent of
Parent:

                  (a) Enter into any commitment or transaction not in the ordinary course of business consistent with past practices or, in any event, which exceeds $25,000, individually;

                  (b) Transfer to any person or entity any rights to the Company's Intellectual Property other than limited, end-user license agreements entered into in the ordinary course of business consistent with past practices, and on terms and conditions substantially similar to the Company's standard existing form agreements set forth in Schedule 2.13(r), which do not exceed $25,000, individually;

                  (c) Enter into or amend any agreements pursuant to which any other party is granted manufacturing, marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

                  (d) Except as otherwise required pursuant to Article V, amend or otherwise modify (or agree to do so), or violate the terms of, any of the agreements set forth or described in the Company Schedules;

                  (e) Commence any litigation or any dispute resolution process;

                  (f) Except for cumulative dividends with respect to the Series A Preferred, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor), other than pursuant to the Company's repurchase right under employee restricted stock purchase agreements;

                  (g) Except for the issuance of shares of Company Capital Stock upon exercise of the presently outstanding Company Options, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                  (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                  (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

                  (j) Sell, lease, license, loan or otherwise dispose of any of its properties or assets other than the Company's Intellectual Property; provided, however, that any such transaction as it relates to the Company's Intellectual Property is performed in the ordinary course of business, consistent with past practices and does not exceed $25,000, individually;

                  (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

                  (l) Grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to standard written agreements outstanding on the date hereof;

                  (m) Except as otherwise required pursuant to Article V and not including travel and business expenses incurred in the ordinary course of business in accordance with past practices (provided that such advances do not exceed an aggregate of $25,000), adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer or loan, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees;

                  (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable in excess of $5,000 in any one case or $10,000 in the aggregate;

                  (o) Pay, discharge or satisfy, in an amount in excess of $25,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

                  (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (q) Take any action, including the acceleration of vesting of any restricted stock or any options or other rights to acquire shares of the capital stock of the Company which would be reasonably likely to prevent the Merger from qualifying as a tax-free reorganization hereunder;

                  (r) Enter into any strategic alliance, joint development or joint marketing agreement;

                  (s) Fail to pay or otherwise satisfy its monetary obligations in the ordinary course of business consistent with past practice, except such as are being contested in good faith;

                  (t) Waive or commit to waive any rights with a value in excess of $25,000, in any one case, excluding current obligations all of which are described on Schedule 2.8;

                  (u) Cancel, materially amend or renew any insurance policy;

                  (v) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof; or

                  (w) Commit to, or agree (in writing or otherwise) to take, any of the actions described in Sections 4.1(a) through (v) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person, relating to, any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its Subsidiaries, (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contracts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Company of the terms hereof (other than the prohibition of this section and other than disclosure by the Company to its authorized representatives, consultants and advisors) shall be deemed to be a violation of this Section 4.2. To the extent required by the Exchange Act, nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act; provided, however, that neither the Company nor its Board of Directors shall disclose any confidential information related to the terms of this Agreement or any other confidential information about Parent that the Company may possess.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 Exemption from Registration or Registration Statement.

                  (a) Parent initially intends to issue the shares of Parent Common Stock hereunder pursuant to the procedures described in Section 5.1(b) hereof. Parent may elect, in its reasonable discretion, to issue the shares of Parent Common Stock hereunder pursuant to the Registration Statement as provided in Section 5.1(c) hereof in lieu of obtaining a North Carolina Permit by providing written notice of such election to the Stockholder Representative. If after filing the relevant document to obtain a North Carolina Permit pursuant to
Section 5.1(b) hereof, it shall become reasonably apparent that Parent will not be able to obtain the North Carolina permit within the time period that Parent would otherwise have been able to prepare and file the Registration Statement and have the same be declared effective following a full review, Parent shall issue the shares of Parent Common Stock hereunder pursuant to the Registration Statement as provided in Section 5.1(c) hereof.

                  (b) Unless Parent shall have elected to issue the shares of Parent Common Stock hereunder pursuant to the Registration Statement, as soon as reasonably practicable following the execution of this Agreement, Parent and the Company shall prepare the necessary documents, and Parent shall apply to obtain an order of approval (a "NORTH CAROLINA PERMIT") from the Secretary of State of the State of North Carolina (after a hearing before such Secretary) pursuant to
Section 78A-30 of the North Carolina Securities Act. The Company and Parent will respond to any comments from the Secretary of State of North Carolina and use their commercially reasonable efforts to have the North Carolina Permit granted as soon as practicable after such filing, if applicable. Without limiting the generality of the foregoing, promptly after the execution of this Agreement, the Company, in consultation with Parent, will prepare an information statement (the "INFORMATION STATEMENT") to be used in connection with obtaining the approval by the Company's stockholders of this Agreement. The Company shall cause the Information Statement and any other disclosure documents reasonably deemed appropriate by Parent to be mailed to the stockholders of the Company promptly upon receipt of a North Carolina Permit. The Company shall not distribute the Information Statement without Parent's approval, which approval shall not be unreasonably withheld or delayed. Each of Parent, Merger Sub and the Company shall in no way be responsible for any of the content of the Information Statement except as it pertains to and is supplied by Parent, Merger

Sub or the Company, as the case may be. Parent shall be responsible for any fees imposed by the North Carolina Secretary of State in connection with obtaining the North Carolina Permit.

                  (c) In the event that Parent shall elect or is otherwise required to issue the shares of Parent Common Stock hereunder pursuant to the Registration Statement, the Company and Parent shall prepare, and Parent shall file with the SEC, the Registration Statement, which shall include a proxy statement and prospectus (the "PROXY STATEMENT/PROSPECTUS"), to register under the Securities Act the issuance of shares of Parent Common Stock in connection with the Merger. Each of the Company and Parent shall respond to any comments of the SEC, and use its respective commercially reasonable efforts to have the Registration Statement declared or ordered effective under the Securities Act as promptly as practicable after such filing, and cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company at the earliest practicable time after the Registration Statement shall have become effective. As promptly as practicable after the date hereof, the Company and Parent shall prepare and file any other filings required under the Exchange Act or the Securities Act with respect to the issuance of shares of Parent Common Stock in the Merger. Each party hereto shall notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information, and shall supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus or the Registration Statement. Parent and the Company shall comply in all material respects with all requirements of law applicable to such party in connection with the Proxy Statement/Prospectus and the Registration Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, the Company or Parent, as the case may be, shall promptly inform the other party hereto of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to the stockholders of the Company, such amendment or supplement. Each of Parent and the Company shall in no way be responsible to the other for any of the content of the Registration Statement or the Proxy Statement/Prospectus except as it pertains to and is supplied by Parent or the Company, as the case may be.

         5.2 Meetings of Stockholders. The Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "STOCKHOLDERS' MEETING"), to be held as promptly as practicable or, if applicable, on such later date as may be required by the Secretary of State of North Carolina after the issuance of a North Carolina Permit (in the event that Parent shall issue the shares of Parent Common Stock pursuant to Section 5.1(a)), or to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act (in the event that Parent shall issue the shares of Parent Common Stock hereunder pursuant to the Registration Statement), for the purpose of voting upon the approval and adoption of this Agreement and the transactions contemplated hereby, as appropriate. In connection therewith, (a) the Board of Directors of the Company shall approve this Agreement and declare its advisability, and recommend that the stockholders of the Company vote in favor of and adopt and approve this Agreement at the Stockholders' Meeting, and
(b) the Information Statement or Proxy Statement, as applicable, shall include a statement to the effect that the Board of Directors of the Company has recommended that the stockholders of the Company vote in favor of and adopt and approve this Agreement at the Stockholders' Meeting. The Proxy Statement shall specify that adoption of this Agreement shall constitute approval by the stockholders of the Company of: (i) the escrow and all other provisions of
Article VII hereof and the deposit of that number of shares of Parent Common Stock equal to the Escrow Amount into the Escrow Fund and (ii) in favor of the appointment of Laura Witt as Stockholder Representative, under and as defined in this Agreement. The Company shall consult with Parent regarding the date of the Stockholders' Meeting and shall not postpone or adjourn (other than for absence of a quorum) the Stockholders' Meeting without the consent of Parent. The Company shall use its best efforts to obtain the consent of its stockholders sufficient to approve this Agreement and to enable the Closing to occur as promptly as practicable. The Company shall give its stockholders sufficient notice such that no stockholder will be able to exercise appraisal rights if such stockholder has not perfected such appraisal rights prior to Closing, pursuant to Section 262 of Delaware Law.

         In addition, the Company shall (i) simultaneously submit for approval by the stockholders of the Company by the requisite vote any payments or benefits that may be deemed to constitute "parachute payments" pursuant to
Section 280G of the Code, such that all such payments or benefits shall not be deemed to be "parachute payments" pursuant to proposed regulations issued pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, or (ii) deliver to Parent evidence satisfactory to Parent that such requisite stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a "parachute payment" within the meaning of the proposed regulations issued pursuant to
Section 280G of the Code and, as a consequence, that such "parachute payment" shall not be made or provided. Schedule 5.2 lists all persons who the Company reasonably believes are, with respect to the Company or any Affiliate, "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. On or about the date which is five (5) business days prior to the expected date of the Closing, the Company shall, as and to the extent necessary, deliver to Parent a revised Schedule 5.2, which sets forth any additional information which the Company reasonably believes would affect the determination of the persons who are, with respect to the Company or any Affiliate, deemed to be "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as of the date of each such revised
Schedule 5.2.

         5.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (a) all of the Company's and its subsidiaries' properties, books, contracts, commitments and records, including the Company's and its subsidiaries' source code, other than the source code for the framework layer of the Company's software, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its subsidiaries as Parent may reasonably request, and (c) all Employees of the Company and its subsidiaries identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

         5.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality and Nonsolicitation Agreement effective as of July 27, 2001 (the "CONFIDENTIAL DISCLOSURE AGREEMENT") between the Company and Parent.

         5.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

         5.6 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Parent's obligation to comply with applicable securities laws and Nasdaq Stock Market regulations.

         5.7 Consents. The Company shall obtain all necessary consents, waivers and approvals with respect to the transactions contemplated by this Agreement under those Contracts identified on Schedule 6.3(c).

         5.8 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a "FIRPTA COMPLIANCE CERTIFICATE") in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

         5.9 Tax Matters. None of the parties hereto shall, nor shall they cause or permit their respective affiliates to, take any action that would be reasonably expected to prevent the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code.

         5.10 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this

Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. As soon as may be reasonably practicable, to the extent not already filed, each of the Company and Parent shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") the Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of applicable jurisdiction, as agreed to by the parties. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

         5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.11, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

         5.12 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

         5.13 Company's Auditors. The Company will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations.

         5.14 New Employment Arrangements. At the discretion of Parent, each person who is an employee of the Company or its subsidiaries immediately prior to the Closing Date shall be offered "at-will" employment by Parent and/or the Surviving Corporation, to be effective as of the Closing Date, upon proof of citizenship or appropriate employment authorization from the U.S. Immigration and Naturalization Service or the U.S. Department of State evidencing a right to work in the United States. Such "at-will" employment arrangements may (a) be set forth in offer letters based on Parent's standard form (each, an "OFFER LETTER"), (b) be subject to and in compliance with Parent's applicable human resources policies and procedures, (c) have terms, including the position, salary and responsibilities of such employee, which will be determined by Parent after consultation with the Company's management, and (d) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date. Each employee listed on Schedule
5.14 hereto (each, a "KEY EMPLOYEE") shall execute an Employment Agreement, at the same time as the execution of this Agreement or as soon as possible thereafter, which Employment Agreements shall be effective as of the Closing Date. Each employee of the Company who remains an employee of Parent or the Surviving Corporation after the Closing Date shall be referred to hereafter as a "CONTINUING EMPLOYEE." Effective at the Effective Time, Continuing Employees shall be eligible to receive benefits consistent with Parent's applicable human resources policies. Parent will or will cause the Surviving Corporation or appropriate subsidiary of Parent to give Continuing Employees full credit under such policies for prior service at the Company or its subsidiaries for purposes of eligibility and vesting (subject to the terms of any new vesting arrangement to take effect at the Effective Time). Parent shall make commercially reasonably efforts to cause the tax-qualified retirement plan in which Continuing Employees become eligible to participate to accept direct paid and indirect rollovers of distributions made to Continuing Employees under the Company's retirement plan to the extent permitted by law.

         5.15 Voting Agreement. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Closing Date), from each person listed on Schedule 5.15, an executed Voting Agreement in the form attached hereto as Exhibit A.

         5.16 Stockholder Agreements. Schedule 5.16 sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person, an "AFFILIATE") promulgated under the Securities Act ("RULE 145") as of the time of the Stockholders' Meeting. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Closing Date) from each of the Affiliates of the Company that beneficially own Company Capital Stock, an executed Stockholder Agreement in the form attached hereto as Exhibit
E. Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of the Stockholder Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Stockholder Agreements.

         5.17 Termination of 401(k) Plan. Effective as of the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement; provided, however, that Parent requests termination of such Company Employee Plans by sending a written notice to the Company at least five business days prior to the Effective Time. If Parent provides such written notice to the Company, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing
Date) pursuant to resolutions of the Company's Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

         5.18 Termination of Agreements. The Company shall cause those agreements listed on Schedule 6.3(e) to be terminated. The Company shall negotiate a mutual termination of the Company Warrant described on Schedule 6.3(e) with the holder of such Company Warrant; provided, however, that if the consideration paid by the Company for the termination of such Company Warrant exceeds $32,000, then the amount of consideration in excess of such $32,000 shall constitute "Losses" recoverable under the Escrow Agreement, and such Losses shall not be subject to the Threshold Amount.

         5.19 Spreadsheet. The Company shall prepare a spreadsheet (the "SPREADSHEET") in form acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer or Chief Financial Officer of the Company as of the Closing and which shall separately list, as of the Closing, all Stockholders and their respective addresses as reflected in the Company's records, the number of shares of Company Capital Stock held by such persons (including whether such shares are Company Common Stock, Series A Preferred, Series B Preferred or Series C Preferred and the respective certificate numbers), the exchange ratio applicable to each holder, the number of shares of Parent Common Stock to be issued to each holder, the amount of Cash Consideration to be received by each holder, the number of shares of Parent Common Stock to be deposited into the Escrow Fund on behalf of each holder, and such other information relevant thereto or which the Exchange Agent may reasonably request. The Company shall prepare a separate spreadsheet (the "OPTION SPREADSHEET") in form acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer or Chief Financial Officer of the Company as of the Closing and which shall separately list, as of the Closing, all holders of Company Warrants, Company Options (to the extent such Company Options will be outstanding at the Effective Time) and shares of restricted Common Stock of the Company ("COMPANY RESTRICTED STOCK"), and their respective addresses, the number of shares of Company Capital Stock underlying each such Company Option and Company Warrant, and the vesting arrangement with respect to such Company Options, Company Warrants and Company Restricted Stock and such other information relevant thereto or which Parent may reasonably request.

         5.20 Officers and Directors.

                  (a) Parent agrees that all rights to indemnification existing on the date hereof in favor of the present or former officers and directors of the Company with respect to actions taken or omissions made in their capacities as directors or officers of the Company on or prior to the Effective Time as provided in the Company's Third Amended and Restated Certificate of Incorporation, the Company's Bylaws and those indemnification agreements listed on Schedule 5.20 (each as in effect on the date hereof) shall survive the Merger and continue in full force and effect following the Effective Time for a period equal to the statute of limitations for any such claims against such officers and directors, and the obligations related thereto will be assumed by Parent for such period.

(b) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O INSURANCE") for a period of three years following the Effective Time.

         5.21 S-8 Registration Statement. Not later than thirty (30) days after the Closing Date, Parent agrees to file with the Securities and Exchange Commission a registration statement on Form S-8 registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to
Section 1.6(d) hereof. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange
Act) at least for so long as any Company Options assumed by Parent remain outstanding.

         5.22 Nasdaq National Market Listing. No later than the Effective Time, Parent shall authorize for listing on The Nasdaq National Market the shares of Parent Common Stock issuable, and those subject to Company Options assumed by Parent, in connection with the Merger, upon official notice of issuance.

         5.23 Certain Litigation. The Company shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to settle any outstanding claims between the Company and Edward C. Moriarty, which claims are more fully described in Schedule 2.17; provided, however, that the Company shall not settle such claims if, as a condition to such settlement, the Company pays or becomes obligated to pay any amount in excess of $70,000.

         5.24 Termination of Certain Company Options. No later than 10 business days prior to the Effective Time, Parent shall deliver to the Company a list of all Company Options that Parent will not assume as part of the Merger. Following such delivery, the Company shall give written notice not fewer than five business days prior to the Effective Time to each holder of such Company Options that (i) Parent has determined not to assume such Company Options, (ii) such Company Options will be accelerated as of the Effective Time, and (iii) such optionee may exercise his or her Company Option in compliance with the terms provided in the relevant Option Plan on or prior to the last date specified in the notice, conditioned upon and subject to completion of the Merger. The foregoing shall be accomplished in accordance with the relevant Option Plan and other applicable contractual obligations, as the case may be, including, without limitation, any notice requirements contained therein or by virtue thereof.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

                  (a) Fairness Hearing and North Carolina Permit or Registration Statement Effective. Prior to the issuance of the Parent Common Stock in the Merger, either:

                           (i) The Secretary of the State of North Carolina
shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a North Carolina Permit, or

                           (ii) The SEC shall have declared the Registration
Statement effective in accordance with the provisions of the Securities Act; and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

                  (b) HSR Act and Comparable Laws. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and clearance for such transactions shall have been obtained under the comparable laws of any foreign countries where consummation of such transactions prior to such clearance is required.

                  (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entities (i) preventing the consummation of the Merger, (ii) prohibiting Parent's ownership or operation of any portion of the business of the Company or (iii) compelling Parent or the Company to dispose of or hold separate all or any material portion of the business or assets of the Company or Parent as a result of the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality of competent jurisdiction, domestic or foreign, seeking any of the foregoing be threatened or pending.

                  (e) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under Delaware Law and the Company's Certificate of Incorporation.

                  (f) Tax Opinions. Parent and the Company shall each have received written opinions from their counsel, Wilson Sonsini Goodrich & Rosati and Kilpatrick Stockton LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization with the meaning of Section 368(a) of the Code; provided, however, that if counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. In rendering such opinions, counsel may rely upon reasonable representations and certificates of Parent, Merger Sub and the Company, and Parent, Merger Sub and the Company agree to make such representations and deliver such certificates.

                  (g) Nasdaq Listing. The Parent Common Stock to be issued in the Merger and subject to Company Options assumed by Parent shall have been approved for listing on Nasdaq, subject to official notice of issuance.

         6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except, (i) in each case, or in the aggregate, where such breaches or inaccuracies of representations or warranties do not constitute a Parent Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall remain true and correct as of such date (subject to the qualification as set forth in the preceding clause (i)). For purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded. The Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

                  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

                  (c) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, legal counsel to Parent and Merger Sub, in substantially the form attached hereto as Exhibit C.

         6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of the Effective Time, except, (i) in each case, or in the aggregate, where such breaches or inaccuracies of representations or warranties do not constitute a Company Material Adverse Change, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall remain true and correct as of such date (subject to the qualification as set forth in the preceding clause (i)). For purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to any Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded (other than changes which have occurred as a result of actions or omissions permitted under the terms of this Agreement or otherwise consented to in writing by Parent). Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer of the Company.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants (other than Section 5.4) required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have complied in all respects with Section 5.4, except where such failure to comply did not result in a Parent Material Adverse Change. Parent and Merger Sub shall have received a certificate to such effect signed by the chief executive officer of the Company.

                  (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c). Notwithstanding anything herein to the contrary, to the extent the Company or, following the Effective Time, Parent makes any payment or is obligated to make any payment to any third party to fulfill the closing condition described in Section 6.3(c), fifty-percent (50%) of such payment, if made by the Company or, following the Effective Time, Parent, will be considered "Losses" for the purpose of Article VII, and such Losses shall not be subject to the Threshold Amount.

                  (d) Legal Opinion. Parent shall have received a legal opinion from Kilpatrick Stockton LLP, legal counsel to the Company, in substantially the form attached hereto as Exhibit D.

                  (e) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 6.3(e) to this Agreement and each such agreement shall be of no further force or effect.

                  (f) Resignation of Directors. Parent shall have received a written resignation from each of the directors of the Company and its subsidiaries effective as of the Effective Time.

                  (g) Employment Agreements. Each of the Key Employees shall have executed and delivered to Parent an Employment Agreement in the form attached hereto as Exhibit B, and at least ninety percent (90%) of such Employment Agreements shall be in full force and effect.

                  (h) New Employment Arrangements. Excluding the employees identified on Schedule 6.3(h) and any other employees to whom the Parent does not offer an "at-will" employment arrangement, at least 70% of the remaining employees employed by the Company as of the date of this Agreement shall continue to be employees on the Closing Date.

                  (i) Stockholder Approval; Dissenting Shares. This Agreement, the Merger and the transactions contemplated hereby and thereby shall have been approved and adopted by stockholders of the Company holding not less than eighty-five percent (85%) of the outstanding shares of the Company Capital Stock, as well as by the requisite vote under Delaware Law and the Company's Certificate of Incorporation, as applicable. The Company's stockholders shall have approved by the requisite vote (i) any payments or benefits that may be deemed to constitute "parachute payments" pursuant to Section 280G of the Code such that all such payments, sales, and purchases shall not be deemed to be "parachute payments" pursuant to the proposed regulations issued pursuant to
Section 280G of the Code or shall be exempt from such treatment under the proposed regulations issued pursuant to such Section 280G or the rights to such parachute payments shall have been terminated or cancelled and (ii) the Management Incentive Plan. The number of shares of Company Capital Stock constituting Dissenting Shares shall not represent, immediately prior to the Effective Time, more than ten percent (10%) of the issued and outstanding shares of Company Common Stock and Company Preferred Stock.

                  (j) Certificate of the Company. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on its behalf, to the effect that, as of the Closing, each and every one of the conditions to the obligations of Parent and Merger Sub set forth in this
Section 6.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

                  (k) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary or Assistant Secretary of the Company, certifying as to (i) the terms and effectiveness of the Certificate of Incorporation and the Bylaws of the Company, and (ii) the valid adoption of resolutions of the Board of Directors of the Company and its stockholders approving this Agreement and the consummation of the transactions contemplated hereby.

                  (l) Certificate of Good Standing. Parent shall have received a long-form certificate of good standing for the Company from the Secretary of State of the State of Delaware, dated within a reasonable period prior to Closing.

                  (m) Certificate of Status of Foreign Corporation. Parent shall have received a Certificate of Status of Foreign Corporation or similar certificate of the Company issued by the Secretary of State of such states where the Company is qualified to do business for the period prior to 14 days prior to the Effective Time within a reasonable period prior to the Closing certifying as to the good standing of the Company in such states.

                  (n) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

                  (o) Spreadsheet. The Company shall have delivered to Parent and the Exchange Agent the Spreadsheet, which shall have been certified as true and correct by the Chief Executive Officer or Chief Financial Officer of the Company.

                  (p) Company Material Adverse Change. There shall not have occurred any Company Material Adverse Change.

                                   ARTICLE VII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

         7.1 Survival of Representations and Warranties. Notwithstanding any right of Parent or the Company (whether or not exercised) to investigate the affairs of Parent or the Company (whether pursuant to Section 5.3 or otherwise) or a waiver by Parent or the Company of any condition to Closing set forth in
Article VI, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. All of the representations and warranties of the Company in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., EDT, on the date that is ten
(10) months following the Closing Date (the "EXPIRATION DATE"). The covenants and agreements set forth in this Agreement and any ancillary document hereto shall not expire and shall survive indefinitely. The representations and warranties of Parent and Merger Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

         7.2 Escrow Arrangements.

                  (a) Escrow Fund. At the Effective Time the Company's stockholders will be deemed to have received and consented to the deposit with the Escrow Agent (as defined below) of the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time), without any act required on the part of any stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act required on the part of any stockholder, will be deposited with an escrow agent acceptable to Parent and the Stockholder Representative (as defined in Section 7.2(i)(i) below) as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Amount contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock to which such holder would otherwise be entitled under Section 1.6(b). The Escrow Amount shall be funded entirely out of the shares of Parent Common Stock issuable upon the Merger in respect of Company Capital Stock. The Escrow Fund is available to compensate Parent and its officers, directors and affiliates, including the Surviving Corporation (any, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES"), for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defenses (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by the Indemnified Parties, or any of them, directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in Article II herein, (ii) any failure by the Company to perform or comply with any covenant contained herein, (iii) any Dissenting Share Payments, or (iv) any claim made by any person that such person is or was entitled (by contract or otherwise) to receive any amount or property in such person's capacity (or asserted capacity) as a holder of equity interests in the Company or contingent equity interests or as a beneficiary of any rights in excess of the consideration set forth in the Merger Agreement by virtue of or as a result of the Merger, other than any claim described in clause (iii) above. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration. Nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger does not close.

         For the purpose of this Article VII only, in the event of any inaccuracy or breach of a representation or warranty of the Company contained in
Article II herein (determined giving effect to any requirement in any representation or warranty that an event or fact be material or have a Material Adverse Effect), the amount of any Loss resulting from such inaccuracy or breach of such representation or warranty shall be determined without giving effect to any requirement in any representation or warranty that an event or fact be material or have a Material Adverse Effect, and any such requirement shall be disregarded for such purpose. There shall be no right of contribution from any Indemnified Party with respect to any Loss. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

                  (b) Threshold. No Indemnified Party may recover any Losses unless and until one or more Officer's Certificates identifying a Loss or Losses in excess of $500,000 in the aggregate (the "THRESHOLD AMOUNT") has or have been delivered to the Escrow Agent as provided in Section 7.2(e) hereof, in which case such Indemnified Party shall be entitled to recover all Losses (including the Threshold Amount) so identified to the extent then available in the Escrow Fund. Notwithstanding the foregoing, Parent shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to:

                           (i) all Losses incurred pursuant to clause (iii) or
(iv) of Section 7.2(a) hereof;

                           (ii) fraud, intentional misrepresentation or willful
misconduct;

                           (iii) any breach or inaccuracy of a representation or
warranty contained in Section 2.2 (Company Capital Structure), Section 2.10(d) (Tax and Other Returns and Reports) (to the extent such Losses are in excess of accruals for such matters as set forth on the Current Balance Sheet), the first sentence of Section 2.25 (Brokers' and Finders' Fees), the last sentence of Sections 2.26(d) and (j) (Employee Matters and Benefit Plans) (to the extent such Losses are in excess of accruals for such matters as set forth on the Current Balance Sheet);

                           (iv) all Losses incurred pursuant to Section 6.3(c)
(Third Party Consents) and Section 5.18 (Termination of Agreements); or

                           (v) all Losses resulting under or related to the
matters described in Schedule 7.2(b).

                  (c) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., EDT on the Expiration Date (the "ESCROW PERIOD"). Promptly following the Expiration Date, the Escrow Agent shall transfer to the Exchange Agent or stockholders of the Company, pursuant to written instructions by Parent, the remaining Escrow Fund, if any; provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that is necessary in the reasonable judgment of Parent (subject to reduction as may be determined by arbitration of the matter as provided in Section 7.2(g) hereof in the event of the objection of the Stockholder Representative in the manner provided in Section 7.2(f) hereof) to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period and to the extent specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall transfer to the stockholders of the Company, pursuant to written instructions by Parent, the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the stockholders of the Company pursuant to this Section 7.2(c) shall be made in proportion to their respective original contributions to the Escrow Fund.

                  (d) Protection of Escrow Fund.

                           (i) The Escrow Agent shall hold and safeguard the
Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                           (ii) Any shares of Parent Common Stock or other
equity securities issued or distributed by Parent (including shares issued upon a stock split) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund as of the time of such issuance or distribution by Parent shall be added to the Escrow Fund and become a part thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund as of the time of such issuance or distribution by Parent shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof.

                           (iii) Each stockholder shall be entitled to control
the vote of the shares of Parent Common Stock contributed to the Escrow Fund by such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock), and the Escrow Agent in whose name the shares are held shall vote such shares on all matters as instructed by the respective stockholders in writing.

                  (e) Claims Upon Escrow Fund.

                           (i) Upon receipt by the Escrow Agent at any time on
or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such reasonably anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(f) hereof, transfer to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses. Such payments of shares from the Escrow Fund will be made pro rata in proportion to the stockholders' original contributions to the Escrow Fund.

                           (ii) For the purposes of determining the number of
shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 7.2(e)(i) hereof, the shares of Parent Common Stock shall be valued at the Trading Price. Parent and the Stockholder Representative shall certify such fair market value in a certificate signed by both Parent and the Stockholder Representative, and shall deliver such certificate to the Escrow Agent.

                  (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative and for a period of thirty
(30) days after such delivery, the Escrow Agent shall make no transfer to Parent of any Escrow Amounts pursuant to Section 7.2(e) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such transfer. After the expiration of such thirty (30) day period, the Escrow Agent shall transfer shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(e) hereof, provided that no such transfer may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

                  (g) Resolution of Conflicts; Arbitration.

                           (i) In case the Stockholder Representative shall
object in writing to any claim or claims made in any Officer's Certificate as provided in Section 7.2(f) hereof, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

                           (ii) If no such agreement can be reached after good
faith negotiation, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Stockholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. If an Indemnified Party claims that it has incurred a Loss by reason of the inaccuracy or breach of a representation or warranty contained in Section 2.10, and such Loss is reflected on a Tax Return prepared by or on behalf of the Indemnified Party, then, unless there has been a final determination within the meaning of
Section 1313(a) of the Code, (A) there shall be no presumption of correctness or incorrectness applied to such Tax Return; and (B) the Indemnified Party shall not prevail to the extent that the arbitrators determine that there was "substantial authority" (for purposes of Section 6662 of the Code) for a Tax Return position that would not have resulted in a Loss.

                           (iii) Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Denver County, Colorado under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.2(g), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the prevailing party in the event that the arbitrators award Parent an amount equal to at least the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Stockholder Representative shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys fees and costs, incurred by the other party to the arbitration.

                  (h) Escrow as the Sole Remedy. The Escrow Fund shall be the sole and exclusive source of satisfaction of any claim made by the Indemnified Parties for any Losses resulting from the matters set forth in this Article VII; provided that nothing herein shall limit any remedy of an Indemnified Party for fraud, intentional misrepresentation or willful misconduct, and nothing herein shall limit the liability of the Company or Parent for any breach of any representation, warranty or covenant if the Merger does not close. Notwithstanding anything contained herein to the contrary, nothing shall prohibit Parent from seeking and obtaining recourse against the Company's stockholders, or any of them, in the event that Parent issues to the Company's stockholders, or any of them, more than the number of Merger Shares or Cash Consideration to which such stockholder is entitled pursuant to Article I of this Agreement.

                  (i) Stockholder Representative; Power of Attorney.

                           (i) In the event that the Merger is approved,
effective upon such vote, and without further act of any stockholder, Laura Witt shall be appointed as agent and attorney-in-fact (the "STOCKHOLDER REPRESENTATIVE") for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware Law), for and on behalf of the stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the stockholders of the Company.

                           (ii) Neither the Stockholder Representative nor any
agent employed by him shall be liable for any act done or omitted hereunder as Stockholder Representative, except for his or her gross negligence or willful misconduct. The stockholders of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally on a pro rata basis (based on the Merger Shares to which such stockholders are entitled) indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative; provided, however, that each stockholder's obligation to indemnify the Stockholder Representative under this Agreement shall be limited to, and payable from, each stockholder's pro rata interest in the Escrow Fund. The Stockholder Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith on any matter.

                  (j) Actions of the Stockholder Representative. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

                  (k) Third-Party Claims. In the event Parent becomes aware of a third-party claim that Parent reasonably believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative, as representative for the stockholders of the Company, shall be entitled, at his expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to control the defense of all such claims and to settle any such claim; provided, however, that no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund, except with the consent of the Stockholder Representative. In the event that the Stockholder Representative has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Stockholder Representative shall be deemed to have agreed to the claim by Parent against the Escrow Fund in an amount equal to such settlement.

                  (l) Escrow Agent's Duties.

                           (i) The Escrow Agent shall be obligated only for the
performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions that the Escrow Agent may receive after the date of this Agreement that are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith, provided that the Escrow Agent has exercised reasonable care in the selection of such counsel.

                           (ii) The Escrow Agent is hereby expressly authorized
to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                           (iii) The Escrow Agent shall not be liable in any
respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder absent gross negligence or willful misconduct.

                           (iv) The Escrow Agent shall not be liable for the
expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent absent gross negligence or willful misconduct.

                           (v) In performing any duties under the Agreement, the
Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel provided that the Escrow Agent has exercised reasonable care in the selection of such counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                           (vi) If any controversy arises between the parties to
this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings. In such event, the Escrow Agent will not be liable for damage.

         Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorneys fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liabilities imposed by the terms of this Agreement.

                           (vii) The parties and their respective successors and
assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, attorneys fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

                           (viii) The Escrow Agent may resign at any time upon
giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Delaware. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

                  (m) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated by Parent for such extraordinary services and reimbursed for all costs, attorneys fees, and expenses occasioned by such default, delay, controversy or litigation.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of the Company:

                  (a) by mutual written consent of the Company and Parent;

                  (b) by either the Company or Parent if: (i) the Effective Time has not occurred by January 14, 2002 (i) provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
(ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

                  (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

                  (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any material portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

                  (e) by Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in
Section 6.2(a) or Section 6.2(b) would not then be satisfied; provided that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable by Parent through the exercise of its commercially reasonable efforts, then Company may only terminate this Agreement under this Section 8.1(e) if the breach is not cured within thirty (30) days following the date of written notice from Company of such breach (but no cure period shall be required for a breach which by its nature cannot be cured); or

                  (f) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in
Section 6.3(a) or Section 6.3(b) would not then be satisfied; provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may only terminate this Agreement under this
Section 8.1(f) if the breach is not cured within thirty (30) days following the date of written notice from Parent of such breach (but no cure period shall be required for a breach which by its nature cannot be cured); or

                  (g) by Parent, if a Company Material Adverse Effect shall have occurred after the date of this Agreement, and such Company Material Adverse Effect has not been cured within thirty (30) calendar days; provided, however, that no cure period shall be required for a Company Material Adverse Effect which by its nature cannot be cured.

         Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders; provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that the provisions of Sections 5.4, 5.5, 5.6 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

         8.3 Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto. Following the Effective Time, for purposes of this Section 8.3, the Company's stockholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company's stockholders whether or not they have signed such amendment.

         8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) three (3) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier for next day delivery (or two (2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (d) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Parent or Merger Sub, to:

                           J.D. Edwards & Company
                           One Technology Way
                           Denver, Colorado 80237
                           Attention: Richard G. Snow, Jr.
                           Telephone No.: (303) 334-4606
                           Facsimile No.: (303) 334-4693

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, California 94304-1050
                           Attention: Herb P. Fockler, Esq.
                                      Jose F. Macias
                           Telephone No.: (650) 493-9300
                           Facsimile No.: (650) 496-4367

                  (b) if to the Company, to:

                           YOUcentric, Inc.
                           14045 Ballantyne Corporate Place, Suite 101
                           Charlotte, North Carolina 28277
                           Attention: J. Blount Swain
                           Telephone No.: (704) 643-1000
                           Facsimile No.: (704) 401-1244

                           with a copy to:

                           Kilpatrick Stockton LLP
                           3500 One First Union Center
                           301 S. College Street
                           Charlotte, North Carolina
                           Attention: Elizabeth G. Wren
                           Telephone No.: (704) 338-5000
                           Facsimile No.: (704) 338-5125

                  (c) if to the Stockholder Representative:

                           Laura Witt
                           400 E. Pratt St.
                           Baltimore, Maryland 21202-3116
                           Telephone No.: (410) 246-5605
                           Facsimile No.: (410) 246-5606

         9.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         When used in connection with the Company, the term "COMPANY MATERIAL ADVERSE CHANGE" means a material adverse change with respect to the business, assets (whether tangible or intangible), condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Change:

                  (a) any change in the Company's financial condition, results of operations or cash from operations as a result of (i) payments or accruals of expenses incurred in the ordinary course of business and materially consistent with past practices and (ii) the level of customer bookings during 2001;

                  (b) attrition with respect to employees of the Company; provided, however, that such attrition does not exceed (i) thirty percent (30%) of the Company's employees as of the date of the Agreement other than those employees identified on Schedule 6.3(h) and any other employees to whom Parent does not offer an "at-will" employment arrangement or (ii) ten percent (10%) of the Key Employees;

                  (c) any adverse changes, events or effects resulting from conditions affecting the industry in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where the Company has material operations, sales, suppliers or customers, all to the extent that such adverse changes, events or effects do not have a disproportionate effect on the Company;

                  (d) any adverse changes, events or effects resulting from out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement;

                  (e) any adverse changes, events or effects resulting from the taking of any action required by this Agreement; and

                  (f) any adverse changes, events or effects resulting from the payment, by itself, of any amounts payable pursuant to severance arrangements, all of which have been mutually agreed to in writing by the Company and Parent, pursuant to severance agreements entered into with Parent's express prior written consent.

         When used in connection with the Company, the term "KNOWLEDGE" or phrases of similar import means the actual knowledge of any director, officer and director-level employees of the Company and all knowledge that was or would reasonably be expected to have been obtained by inquiry by such persons of those employees who have managerial responsibility for the relevant subject matter.

         When used in connection with Parent, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse change with respect to the business, assets (whether tangible or intangible), condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole, except, for the purposes of this Agreement, any such change, event or effect resulting from (i) changes or conditions affecting the U.S. economy or Parent's industry generally, which do not have a disproportionate effect on Parent; (ii) fluctuations in the trading price of Parent Common

Stock; or (iii) any failure by Parent to meet or exceed analyst projections or forecasts or published revenue or earnings expectations.

         9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.4 Entire Agreement. This Agreement, the Company Schedules, and the documents and instruments and other agreements among the parties hereto referenced herein, including the Confidentiality Agreement: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that
Section 5.5 shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

         9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Colorado, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of Colorado for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

         9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.11 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.

         9.12 Attorneys' Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         9.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized respective officers as of the date first written above.



                                       J.D. EDWARDS & COMPANY

                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------

                                       Title:
                                             -----------------------------------



                                       HORNET ACQUISITION CORPORATION

                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------

                                       Title:
                                             -----------------------------------



                                       YOUCENTRIC, INC.

                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------

                                       Title:
                                             -----------------------------------



                                       STOCKHOLDER REPRESENTATIVE

                                       By:
                                          --------------------------------------
                                          Laura Witt





                  [SIGNATURE PAGE TO REORGANIZATION AGREEMENT]

                                 SCHEDULE 1.6(b)

      Calculation of Exchange Ratios In Accordance with the Company Charter

1. Calculation of Liquidation Preferences

         (a) Series A Liquidation Preference. Subject to Section (8) of this
Schedule 1.6(b), the aggregate value of the Merger Consideration necessary to satisfy the Series A Liquidation Preference is calculated as follows: (i) the product obtained by multiplying (A) the sum of (x) $1.92333 (the Series A Preferred liquidation preference as determined in accordance with the Company Charter) and (y) accrued but unpaid dividends at the rate of $0.13463 per share per annum (pro-rated for the fiscal years 1999 and 2001), by (B) the number of Outstanding Shares of Series A Preferred, less (ii) the Series A Liquidation Preference Management Incentive Compensation Reduction (as determined in accordance with Section 7(a) of this Schedule 1.6(b) and Section 2(d) of the Company Charter).

         (b) Series B Liquidation Preference. Subject to Section (8) of this
Schedule 1.6(b), the aggregate value of the Merger Consideration necessary to satisfy the Series B Liquidation Preference is calculated as follows: (i) the product obtained by multiplying (A) $12.02 (the Series B Preferred liquidation preference as determined in accordance with the Company Charter), by (B) the number of Outstanding Shares of Series B Preferred, less (ii) the Series B Management Incentive Compensation Reduction (as determined in accordance with
Section 7(b) of this Schedule 1.6(b) and Section 2(d) of the Company Charter).

         (c) Series C Liquidation Preference. Subject to Section (8) of this
Schedule 1.6(b), the aggregate value of the Merger Consideration necessary to satisfy the Series C Liquidation Preference is calculated as follows: (i) the product obtained by multiplying (A) $0.43527 (the Series C Preferred liquidation preference as determined in accordance with the Company Charter), by (B) the number of Outstanding Shares of Series C Preferred, less (ii) the Series C Management Incentive Compensation Reduction (as determined in accordance with
Section 7(c) of this Schedule 1.6(b) and Section 2(d) of the Company Charter).

2. Calculation of Merger Consideration

         (a) Company Common Stock Merger Consideration. The Company Common Stock Merger Consideration is calculated as follows: the product obtained by multiplying (A) the Merger Consideration less (x) the Series A Liquidation Preference, (y) the Series B Liquidation Preference and (z) the Series C Liquidation Preference, by (B) the quotient obtained by dividing (x) the number of Outstanding Shares of Company Common Stock, by (y) the sum of the Aggregate Company Common Number and the aggregate number of shares of Company Common Stock issued or issuable upon the conversion of all Outstanding Shares of Series A Preferred; provided, however, that if the Company Common Stock Merger Consideration, as so calculated, is less than zero, the Company Common Stock Merger Consideration shall be zero.

         (b) Series A Participation. The Series A Participation is calculated as follows: the product obtained by multiplying (A) the Merger Consideration less
(x) the Series A Liquidation Preference, (y) the Series B Liquidation Preference and (z) the Series C Liquidation Preference, by (B) the quotient obtained by dividing (x) the aggregate number of shares of Company Common Stock issued or issuable upon the conversion of all Outstanding Shares of Series A Preferred, by
(y) the sum of the Aggregate Company Common Number and the aggregate number of shares of Company Common Stock issued or issuable upon the conversion of all Outstanding Shares of Series A Preferred; provided, however, that if the Series A Participation, as so calculated, is less than zero, the Series A Participation shall be zero.

         (c) Series A Merger Consideration. The Series A Merger Consideration is calculated by adding the Series A Liquidation Preference and the Series A Participation.

         (d) Series B Merger Consideration. The Series B Merger Consideration shall be equal to the Series B Liquidation Preference.

         (e) Series C Merger Consideration. The Series C Merger Consideration shall be equal to the Series C Liquidation Preference.

3. Calculation of Cash Consideration

         (a) Series A Cash Consideration. The Series A Cash Consideration is calculated by multiplying (i) the Cash Consideration, by (ii) the quotient obtained by dividing (A) the Series A Merger Consideration, by (B) the sum of the Series A Merger Consideration, the Series B Merger Consideration, the Series C Merger Consideration and the Company Common Stock Merger Consideration.

         (b) Series B Cash Consideration. The Series B Cash Consideration is calculated by multiplying (i) the Cash Consideration, by (ii) the quotient obtained by dividing (A) the Series B Merger Consideration, by (B) the sum of the Series A Merger Consideration, the Series B Merger Consideration, the Series C Merger Consideration and the Company Common Stock Merger Consideration.

         (c) Series C Cash Consideration. The Series C Cash Consideration is calculated by multiplying (i) the Cash Consideration, by (ii) the quotient obtained by dividing (A) the Series C Merger Consideration, by (B) the sum of the Series A Merger Consideration, the Series B Merger Consideration, the Series C Merger Consideration and the Company Common Stock Merger Consideration.

         (d) Company Common Stock Cash Consideration. The Company Common Stock Cash Consideration is calculated by multiplying (i) the Cash Consideration, by
(ii) the quotient obtained by dividing (A) the Company Common Stock Merger Consideration, by (B) the sum of the Series A Merger Consideration, the Series B Merger Consideration, the Series C Merger Consideration and the Company Common Stock Merger Consideration.

4. Calculation of Cash Consideration Per Share

         (a) Series A Cash Consideration Per Share. The Series A Cash Consideration Per Share is calculated by dividing (i) the Series A Cash Consideration, by (ii) the number of Outstanding Shares of Series A Preferred.

         (b) Series B Cash Consideration Per Share. The Series B Cash Consideration Per Share is calculated by dividing (i) the Series B Cash Consideration, by (ii) the number of Outstanding Shares of Series B Preferred.

         (c) Series C Cash Consideration Per Share. The Series C Cash Consideration Per Share is calculated by dividing (i) the Series C Cash Consideration, by (ii) the number of Outstanding Shares of Series C Preferred.

         (d) Company Common Stock Cash Consideration Per Share. The Company Common Stock Cash Consideration Per Share is calculated by dividing (i) the Company Common Stock Cash Consideration, by (ii) the number of Outstanding Shares of Company Common Stock.

5. Calculation of Merger Shares

         (a) Series A Merger Shares. The number of Series A Merger Shares is calculated by dividing (i) the Series A Merger Consideration less the Series A Cash Consideration, by (ii) the Trading Price.

         (b) Series B Merger Shares. The number of Series B Merger Shares is calculated by dividing (i) the Series B Merger Consideration less the Series B Cash Consideration, by (ii) the Trading Price.

         (c) Series C Merger Shares. The number of Series C Merger Shares is calculated by dividing (i) the Series C Merger Consideration less the Series C Cash Consideration, by (ii) the Trading Price.

         (d) Company Common Stock Merger Shares. The number of Company Common Stock Merger Shares is calculated by dividing (i) the Company Common Stock Merger Consideration less the Company Common Stock Cash Consideration, by (ii) the Trading Price.

6. Calculation of Exchange Ratios

         (a) Series A Exchange Ratio. The Series A Exchange Ratio is calculated by dividing (i) the quotient obtained by dividing (A) the Series A Merger Consideration less the Series A Cash Consideration, by (B) the number of Outstanding Shares of Series A Preferred, by (ii) the Trading Price.

         (b) Series B Exchange Ratio. The Series B Exchange Ratio is calculated by dividing (i) the quotient obtained by dividing (A) the Series B Merger Consideration less the Series B Cash Consideration, by (B) the number of Outstanding Shares of Series B Preferred, by (ii) the Trading Price.

         (c) Series C Exchange Ratio. The Series C Exchange Ratio is calculated by dividing (i) the quotient obtained by dividing (A) the Series C Merger Consideration less the Series C Cash Consideration, by (B) the number of Outstanding Shares of Series C Preferred, by (ii) the Trading Price.

         (d) Company Common Stock Exchange Ratio. The Company Common Stock Exchange Ratio is calculated by dividing (i) the quotient obtained by dividing
(A) the Company Common Stock Merger Consideration less the Company Common Stock Cash Consideration, by (B) the number of Outstanding Shares of Company Common Stock, by (ii) the Trading Price.

         (e) Company Option Exchange Ratio. The Company Option Exchange Ratio is calculated by dividing (i) the quotient obtained by dividing (A) the Merger Consideration less (w) the Series A Merger Consideration, (x) the Series B Merger Consideration, (y) the Series C Merger Consideration and (z) the Company Common Stock Merger Consideration, by (B) the number of shares of Company Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to this Agreement, by (ii) the Trading Price; provided, however, that if the Company Option Exchange Ratio, as so calculated, is less than zero, the Company Option Exchange Ratio shall be zero.

7. Calculation of Management Incentive Compensation Reduction

         (a) Series A Liquidation Preference Management Incentive Compensation Reduction. The Series A Liquidation Preference Management Incentive Compensation Reduction is calculated by multiplying (i) the product obtained by multiplying
(A) the sum of (x) $1.92333 and (y) accrued but unpaid dividends at the rate of $0.13463 per share per annum (pro-rated for the fiscal years 1999 and 2001), by
(B) the number of Outstanding Shares of Series A Preferred, by (ii) the quotient obtained by dividing (A) the aggregate bonuses payable pursuant to the Company's Management Incentive Compensation Plan (the "Bonuses") by (B) the sum of the Merger Consideration and the Bonuses.

         (b) Series B Management Incentive Compensation Reduction. The Series B Management Incentive Compensation Reduction is calculated by multiplying (i) the product obtained by multiplying (A) $12.02 by (B) the number of Outstanding Shares of Series B Preferred, by (ii) the quotient obtained by dividing (A) the Bonuses by (B) the sum of the Merger Consideration and the Bonuses.

         (c) Series C Management Incentive Compensation Reduction. The Series B Management Incentive Compensation Reduction is calculated by multiplying (i) the product obtained by multiplying (A) $0.43527 by (B) the number of Outstanding Shares of Series C Preferred, by (ii) the quotient obtained by dividing (A) the Bonuses by (B) the sum of the Merger Consideration and the Bonuses.

8. Satisfaction of Preferred Stock Liquidation Preference Priorities

         Notwithstanding anything herein to the contrary, if the Merger Consideration is insufficient to completely satisfy the Series C Liquidation Preference, then the Company Common Stock Cash Consideration Per Share, Company Common Stock Exchange Ratio, Series A Cash Consideration Per Share, Series A Exchange Ratio, Series B Cash Consideration Per Share and Series B Exchange Ratio shall each be equal to zero, with all of the Merger Consideration to be distributed to the holders of Series C Preferred in accordance with the Company Charter; and if the Merger Consideration is sufficient to completely satisfy the Series C Liquidation Preference but the Merger Consideration remaining after having satisfied the Series C Liquidation Preference is insufficient to completely satisfy the Series A Liquidation Preference and the Series B Liquidation Preference, then the Company Common Stock Cash Consideration Per Share and Company Common Stock Exchange Ratio shall be equal to zero and such remaining Merger Consideration shall be distributed to the holders of Series A Preferred and Series B Preferred, pro rata, in accordance with the Company Charter until all such remaining Merger Consideration is distributed.



A table, which provides further description to this Schedule 1.6(b), immediately follows.

          EXAMPLE CALCULATION OF CASH CONSIDERATION AND EXCHANGE RATIOS
                             PURSUANT TO SECTION 1.6

ASSUMPTIONS:

Closing Date =  October 15, 2001
Trading Price =         $   9.00

                                                  COMMON         LIQUIDATION
                                             STOCK EQUIVALENTS   PREFERENCE
CAPITALIZATION INFORMATION   ACTUAL SHARES       ("CSE'S")        PER SHARE    DIVIDENDS IN LIQ. PREF.
--------------------------   -------------   -----------------   -----------   -----------------------
Company Common Stock            32,728,826          32,728,826           N/A                       N/A
Company Options                 21,065,120          21,065,120           N/A                       N/A
Series A Preferred               4,159,446          20,097,441       1.92333                   0.32643
Series B Preferred               2,572,376          55,362,506         12.02                       N/A
Series C Preferred              75,815,012          75,815,012       0.43527                       N/A
                             -------------   -----------------
 Total                         136,340,780         205,068,905
                             =============   =================


                                                                      COMPANY COMMON STOCK          MANAGEMENT
                                                                  OPTION MERGER CONSIDERATION &     INCENTIVE       AGGREGATE
                                                    LIQUIDATION      SERIES A                      COMPENSATION       MERGER
COMPUTATIONS                                        PREFERENCE    PARTICIPATION      SUBTOTAL       REDUCTION     CONSIDERATION
------------                                      --------------  --------------  --------------  --------------  --------------
Total Merger Consideration
Series C Preferred                                $33,000,000.27  $           --  $33,000,000.27  $ 2,110,474.34  $30,889,525.93
Series A Liquidation Preference                   $ 9,357,762.07                  $ 9,357,762.07  $   598,464.14  $ 8,759,297.93
Series A Participation                                            $ 3,460,284.65  $ 3,460,284.65  $   221,298.24  $ 3,238,986.41
Series A Liq. Pref. And Series A Participation                                    $12,818,046.72  $   819,762.38  $11,998,284.34
Series B Preferred                                $30,919,959.52  $           --  $30,919,959.52  $ 1,977,447.90  $28,942,511.62
Company Common Stock                              $           --  $ 5,635,098.29  $ 5,635,098.29  $   360,385.77  $ 5,274,712.53
Company Options                                   $           --  $ 3,626,895.19  $ 3,626,895.19  $   231,953.61  $ 3,394,941.58
Company Common Stock & Company
Options                                           $           --  $ 9,261,993.49  $ 9,261,993.49  $   592,339.38  $ 8,669,654.11
                                                                  --------------  --------------  --------------  --------------
                                                                                  $86,000,000.00  $ 5,500,024.00  $80,499,976.00
                                                                                  ==============  ==============  ==============
Remaining Value for CSE's Participation                           $12,722,278.14                                  $ 8,669,654.11
Total CSE's for Participation                                     $73,891,386.78                                      53,793,946
Company Common Stock Merger Consideration and
Company Option Merger Consideration per CSE (Pre
Carve-Out)                                                        $      0.17218                  Post Carve-Out  $      0.16116



                                                    AGGREGATE         CASH
                                                      CASH        CONSIDERATION       MERGER         EXCHANGE
COMPUTATIONS                                      CONSIDERATION     PER SHARE         SHARES          RATIOS
------------                                      --------------  --------------  --------------  --------------
Total Merger Consideration
Series C Preferred                                $   600,924.30  $   0.00792619       3,365,400      0.04438963
Series A Liquidation Preference                   $   170,403.23
Series A Participation                            $    63,011.19
Series A Liq. Pref. And Series A Participation    $   233,414.42  $   0.05611671       1,307,208      0.31427449
Series B Preferred                                $   563,047.12  $   0.21888212       3,153,274      1.22582151
Company Common Stock                              $   102,614.17  $   0.00313528         574,678      0.01755876
Company Options                                                                          377,216      0.01790712
Company Common Stock & Company
Options                                           $   102,614.17
                                                  --------------                  --------------
                                                  $ 1,500,000.00                       8,777,775
                                                  ==============                  ==============
Remaining Value for CSE's Participation
Total CSE's for Participation
Company Common Stock Merger Consideration and
Company Option Merger Consideration per CSE (Pre
Carve-Out)


    EXAMPLE CALCULATION OF CASH CONSIDERATION AND EXCHANGE RATIOS PURSUANT TO
                                SCHEDULE 1.6(b).


                                                   VALUE OF                                   % OF           % OF
                                             MERGER CONSIDERATION                             PRE-           POST
                                               PER SHARE/OPTION        AGGREGATE VALUE      CARVE-OUT      CARVE-OUT
                                             --------------------      ---------------      ---------      ---------
                                             $            0.40743      $ 30,889,525.93        38.3721%       38.3721%
DATE CALCULATION FOR SERIES A DIVIDEND
Start      5/14/99
Close     10/15/01                           $            2.88459      $ 11,998,284.34        14.9047%       14.9047%
Days           885                           $           11.25128      $ 28,942,511.62        35.9534%       35.9534%
Years      2.42466                           $            0.16116      $  5,274,712.53         6.5524%        6.5524%
                                             $            0.16116      $  3,394,941.58         4.2173%        4.2173%
                                                                       ---------------      ---------      ---------

                                                                       $ 80,499,976.00       100.0000%      100.0000%
                                                                       ===============      =========      =========

                                 SCHEDULE 1.6(g)

                            Stock Certificate Legends



         Certificate One:                    *

         Certificate Two:                    The shares represented by this
                                    Certificate are subject to a Lock Up until the beginning of business on [30 DAYS FOLLOWING CLOSING] pursuant to the provision set forth in the Agreement and Plan of Reorganization by and among J.D. Edwards & Company, YOUcentric Acquisition Corporation, YOUcentric, Inc., and Laura Witt dated as of August 14, 2001. Copies of this Agreement are available from J.D. Edwards & Company upon request. On the beginning of business on and after ________, the restriction on the transfer of these shares pursuant to the Lock Up shall terminate and be of no further force or effect.

         Certificate Three:                  The shares represented by this
                                    Certificate are subject to a Lock Up until the beginning of business on [60 DAYS FOLLOWING CLOSING] pursuant to the provision set forth in the Agreement and Plan of Reorganization by and among J.D. Edwards & Company, YOUcentric Acquisition Corporation, YOUcentric, Inc., and Laura Witt dated as of August 14, 2001. Copies of this Agreement are available from J.D. Edwards & Company upon request. On the beginning of business on and after ________, the restriction on the transfer of these shares pursuant to the Lock Up shall terminate and be of no further force or effect.

         Certificate Four:                  The shares represented by this
                                    Certificate are subject to a Lock Up until the beginning of business on [90 DAYS FOLLOWING CLOSING] pursuant to the provision set forth in the Agreement and Plan of Reorganization by and among J.D. Edwards & Company, YOUcentric Acquisition Corporation, YOUcentric, Inc., and Laura Witt dated as of August 14, 2001. Copies of this Agreement are available from J.D. Edwards & Company upon request. On the beginning of business on and after ________, the restriction on the transfer of these shares pursuant to the Lock Up shall terminate and be of no further force or effect.


         Certificate Five:                   The shares represented by this
                                    Certificate are subject to a Lock Up until the beginning of business on [120 DAYS FOLLOWING CLOSING] pursuant to the Agreement and Plan of Reorganization by and among J.D. Edwards & Company, YOUcentric Acquisition Corporation, YOUcentric, Inc., and Laura Witt dated as of August 14, 2001. Copies of this Agreement are available from J.D. Edwards & Company upon request. On the beginning of business on and after ________, the restriction on the transfer of these shares pursuant to the Lock Up shall terminate and be of no further force or effect.



--------

* No Lock Up Legend

                                 AMENDMENT NO. 1
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION



         This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION (the "AMENDMENT") is made and entered into as of October 3, 2001 by and among J.D. Edwards & Company, a Delaware corporation ("PARENT"), Hornet Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), YOUcentric, Inc., a Delaware corporation (the "COMPANY"), and Laura Witt as stockholder representative (the "STOCKHOLDER REPRESENTATIVE"). Capitalized terms used herein, unless otherwise defined herein, shall have the meanings assigned to them in the Reorganization Agreement.

                                    RECITALS

         A. Parent, Merger Sub, the Company and the Stockholder Representative have entered into an Agreement and Plan of Reorganization dated as of August 14, 2001 (the "REORGANIZATION AGREEMENT").

         B. Pursuant to Section 8.3 of the Reorganization Agreement, the Reorganization Agreement may be amended at any time by a written instrument executed by each of the parties thereto.

         C. The parties hereto desire to amend the Reorganization Agreement as set forth herein.

                                    AGREEMENT

         In consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

         1. Amendment. The first paragraph of Section 7.2(a) of the Reorganization Agreement shall be amended and restated in its entirety as follows:

         "(a) Escrow Fund. At the Effective Time the Company's stockholders will be deemed to have received and consented to the deposit with the Escrow Agent (as defined below) of the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time and less any shares that may be deposited therewith by the participants in the Management Incentive Compensation Plan), without any act required on the part of any stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act required on the part of any stockholder, will be deposited with an escrow agent acceptable to Parent and the Stockholder Representative (as defined in Section 7.2(i)(i) below) as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Amount (less the value of any shares that may be deposited into the Escrow Fund by the participants in the Management Incentive Compensation Plan) contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock to which such holder would otherwise be entitled under Section 1.6(b). The Escrow Amount shall be funded entirely out of (i) the shares of Parent Common Stock issuable upon the Merger in respect of Company Capital Stock and (ii) the shares of Parent Common Stock issuable to the participants in the Management Incentive Compensation Plan pursuant thereto. The Escrow Fund is available to compensate Parent and its officers, directors and affiliates, including the Surviving Corporation (any, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES"), for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defenses (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by the Indemnified Parties, or any of them, directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in
Article II herein, (ii) any failure by the Company to perform or comply with any covenant contained herein, (iii) any Dissenting Share Payments, or (iv) any claim made by any person that such person is or was entitled (by contract or otherwise) to receive any amount or property in such person's capacity (or asserted capacity) as a holder of equity interests in the Company or contingent equity interests or as a beneficiary of any rights in excess of the consideration set forth in the Merger Agreement by virtue of or as a result of the Merger, other than any claim described in clause (iii) above. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration. Nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger does not close."

         2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Colorado, in connection with any matter based upon or arising out of this Amendment or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of Colorado for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

         3. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION,
ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

         4. Amendment Limited. Except as provided herein, each of the provisions of the Reorganization Agreement shall remain in full force and effect following the execution of this Amendment.

         5. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized respective officers as of the date first written above.


                                       J.D. EDWARDS & COMPANY

                                       By: /s/ Richard E. Allen
                                          --------------------------------------

                                       Name: Richard E. Allen
                                            ------------------------------------

                                       Title: Executive Vice President and CFO
                                             -----------------------------------


                                       HORNET ACQUISITION CORPORATION

                                       By: /s/ Richard E. Allen
                                          --------------------------------------

                                       Name: Richard E. Allen
                                            ------------------------------------

                                       Title: Executive Vice President and CFO
                                             -----------------------------------



                                       YOUCENTRIC, INC.

                                       By: /s/ Donald A. DeLoach
                                          --------------------------------------

                                       Name: Donald A. DeLoach
                                            ------------------------------------

                                       Title: President and CEO
                                             -----------------------------------



                                       STOCKHOLDER REPRESENTATIVE

                                       By: /s/ Laura Witt
                                          --------------------------------------
                                          Laura Witt



                          [SIGNATURE PAGE TO AMENDMENT]



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